                                                                   Exhibit 10.40

                               A G R E E M E N T

                                 By and Between

                        THE CARBIDE/GRAPHITE GROUP, INC.
                                CARBIDE DIVISION


                           Louisville, Kentucky Plant



                                      And


                           INTERNATIONAL BROTHERHOOD
                             OF FIREMEN AND OILERS
                                 LOCAL NO. 320


                          Affiliated with the AFL-CIO


                           Entered into July 1, 1996

                                    CONTENTS

ARTICLE                                         PAGE

I          Purpose............................   2
II         Coverage...........................   2
III        Non-Discrimination.................   3
IV         Union Security.....................   3
V          PAC................................   4
VI         Wages and Hours....................   4
VII        Holidays & Premium Pay.............   6
VIII       Call-In Pay........................   8
IX         Reporting Pay......................   9
X          Vacations..........................   9
XI         Seniority..........................  12
           a)  Yard...........................  12
           b)  Furnace........................  23
           c)  Pack...........................  25
           d)  Acetylene......................  27
           e)  Lime...........................  30
XII        Grievance Procedure and Arbitration  34
XIII       Strikes and Lockouts...............  36
XIV        Safety & Health....................  36
XV         Compensable Injuries...............  39
XVI        Control Lab........................  40
XVII       Overtime...........................  40
XVIII      Schedule A/Wage Rates..............  44
XIX        General............................  46
XX         Maintenance Department.............  47
XXI        Group Insurance....................  52
XXII       Retirement.........................  54
XXIII      Jury Service & Funeral Leave.......  57
XXIV       Severance Pay......................  58
XXV        Termination & Duration Appendices..  58
XXVI       Management Function................  59

                                   AGREEMENT

THIS AGREEMENT, entered into as of July 1, 1996 by and between the Louisville, Kentucky Plant of THE CARBIDE/GRAPHITE GROUP, CARBIDE DIVISION hereinafter called the "Company", and the INTERNATIONAL BROTHERHOOD OF FIREMEN AND OILERS affiliated with the A.F.L.-C.I.O. acting as the bargaining agent for the employees affiliated with Local No. 320 I.B. of F. and O., hereinafter called the "Union". WITNESSETH:

                                   ARTICLE I
                                    Purpose

The general purpose of this Agreement is to promote the mutual interest of the Company and the employees; to provide for the operation of the plant of the C/G Carbide Division under the methods which will further, to the fullest extent possible, the safety, health and welfare of the employees, economy of operation, elimination of waste, quantity and quality of output, cleanliness of plant and protection of property. It is the duty of the Company and of the employees to cooperate fully, individually, and collectively for the advancement of said conditions.

                                   ARTICLE II
                                    Coverage

The Company hereby recognizes the Union as the exclusive bargaining agency of all of the hourly rate production and mechanical maintenance, and safety and first aid employees for the purpose of collective bargaining as provided in applicable Federal statutes.

Executives, chemists, clerical, office, drafting and engineering; also salaried employees and supervisory employees having the right to hire and fire, and guards and watchmen shall not be represented by the Union and are not subject to the provisions of this agreement.

The Company will not change the classification of any employee covered hereby or the status of classification covered hereby for the primary purpose of limiting or altering the Union's jurisdiction over the N.L.R.B. certified bargaining unit.

Employees of the Company who are not covered by the terms of this Agreement by virtue of their supervisor, clerical, or executive position, or for other reasons set forth herein will not perform work for which contract wage rates are established except in cases of emergency, or for the purpose of laying out work or for demonstrating and instructing how work shall be done.

The Company shall have the right to establish new jobs or make changes in existing jobs. When a new position is established or when an existing job position is changed, the Company will evaluate and set up an appropriate wage rate for the position. The wage rate will be applied to the new or revised job position for a period of thirty (30) working days. Employees assigned to the new or revised job position will be required to work the thirty (30) day trial period.

If the employee believes that the wage rate established by the Company is unjust and requires further consideration, he shall have the right to request the Union represent him at a meeting on this subject.

Such a request must be made by the employee prior to the thirtieth (30th) working day. Both parties shall meet within seven (7) working days to discuss and resolve the employee's request.

If the parties have not resolved the issue, the employee and/or Union shall have the right to file a grievance and utilize the grievance/arbitration procedure provided in the Agreement.

                                  ARTICLE III
                               Non-Discrimination

It is the policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, sex, age, religious creed, national origin, disability, Viet Nam era veteran status, disabled veterans or membership in the Union. The terms "he", "his", or "man", as used in this Agreement shall apply to both male and female employees.

                                   ARTICLE IV
                                 Union Security

All employees within the bargaining unit are required to become members of the Union within thirty (30) days from the date of execution of this Agreement and remain members of the Union as a condition of employment. New employees are required to become members of the Union on the thirty-first (31st) day of employment and thereafter remain members of the Union in good standing as a condition of continued employment.

Vacation Relief Workers (Students): Employee to have temporary status and will be laid off on September 1. Employee must join Union on thirty-first (31st) day of employment.

Upon receipt of proper written assignment conforming with requirements of the National Labor Management Relations Act of 1947, the Company will deduct from first pay of each employee the initiation fee of the Union, and shall also deduct from such first pay and from the first pay of each month thereafter the regular monthly dues that apply to employees of C/G. All fees and dues so deducted shall be promptly remitted to the Secretary-Treasurer of the Local Union.

Upon receipt of proper notice from the Union that an employee has lost his Union membership, the Company will remove such employee from the seniority roster. Such notice will be sent to the Company and the employee by certified mail. It is understood that when the Company takes such action at the request of the Union that the Union will take full and complete financial responsibility for all legal actions arising out of such action.

The Company, shall, during the course of discussing Company rules and policies inform new employees of the existence of a Union within the plant, and at the termination of the interview said new employee shall be introduced to some Union member designated by the Union for this purpose.


                                   ARTICLE V
                          Political Action Check-Off

Upon receipt of proper written notice from the employee, the Company agrees to deduct the weekly amount specified from the wages of those employees voluntarily authorizing such contributions to the Firemen and Oilers COPE PAC. The Company will transmit such deductions weekly to the treasurer of the Firemen and Oilers, accompanied by a list of the names of those employees for whom such deductions have been made and the amount deducted for each such employee.

The Union shall indemnify and hold the Company harmless against any and all claims, suits or other forms of liability that shall arise out of or by reason of the above paragraph.

                                   ARTICLE VI
                                Wages and Hours

1. Eight (8) hours in a calendar day constitute the standard work day, and forty (40) hours in calendar week shall constitute the standard work week. The calendar day begins and ends at 11:00 p.m. and the calendar week begins and ends at 11:00 p.m. Saturday.

2. All work in excess of eight (8) straight time hours in the calendar day or forty (40) straight time hours in any calendar week shall be paid for at the rate of time and one-half, provided, however, that employees will not be paid both daily and weekly overtime for the same hours of overtime work. Exceptions to this will be as follows:

     A. An employee who receives a permanent assignment as a result of his own bidding or through his own request shall be paid overtime if he has less than eight (8) hours off between his last scheduled shift and his first scheduled shift in his new assignment.

     B. A Yard employee who received a temporary assignment to a department by the Personnel Department as a result of following his attained seniority and his expressed department preference, shall be paid overtime if less than eight (8) hours has elapsed between his last scheduled shift in his current assignment and his first scheduled shift of his new assignment.

     C. Employee who works both the 3-11 shift on one day and the 11-7 shift on the following day will be paid at one and one-half (1-1/2) rate for the 11-7 shift on the following day.

          Should that employee's normal shift be 3-11 and he/she works such shift on the same day as the 11-7 shift above, the normal shift will be at straight time, plus any applicable premium.

3. Hours paid for vacations, holidays, attendance at joint sponsored labor/management functions, company sponsored training, company paid union business during the grievance procedure (including arbitration), and home with pay will count as time worked for the purpose of computing weekly overtime.

4. The rates set forth in Schedule A are the regular rates as that term is used in the Fair Labor Standard Act. Only those rates shall be used in the calculation of overtime except that shift differentials shall be included for this purpose.

5. No employee shall be laid off during his regular working schedule to equalize any authorized overtime the employee has worked during the same work week or pay period. Any overtime shall be in addition to the regular working schedule of the employee.

6. Any employee who may be called upon to work more than sixteen (16) hours in any twenty-four (24) hour period and as a result thereof finds that this leaves him less than six (6) hours before his time to report for a regularly scheduled shift of work, shall have the hours of this above named scheduled shift counted both for purposes of pay and determining overtime hours worked that week.

     Preparatory time worked outside the normal shift by leaders receiving responsibility pay will not count toward the sixteen (16) hours.

7. An employee having legitimate reasons may trade his off day with another employee, providing the men can arrange the trade themselves and it has the approval of their foreman.

     The above will not be construed as prohibiting non-leaders from swapping off days with leaders or leaders swapping off days with non-leaders. When swaps of this kind are approved by the foreman and made, the leader will lose his leader pay for any days he does not actually work as a leader.

8. When an employee on a continuous operation is required to hold over to take the place of a scheduled employee who fails to appear at the schedule time, he shall be provided: (a) at least one-half (1/2) hour's work, if the scheduled employee reports for work within one-half (1/2) hour or (b) at least one (1) hour's work if the scheduled employee reports between one-half (1/2) hour and one (1) hour late. In case of employees held over from 11-7 shift, the above shall apply, except that the employees may leave immediately when the late employee reports, and will be paid for the full half-hour or the hour.

9. This Article is intended to provide a basis for calculating overtime and shall not be construed as a guarantee of hours of work per day or per week.

10. Wages shall be paid in accordance with Schedule "A"/Wage Rates, which is attached hereto and is part of this contract.

11. Employees will be paid each Thursday between the hours of 7:00 a.m. and 3:30 p.m.

     It is recognized that in weeks in which a holiday falls or is observed, on Monday, Tuesday or Wednesday, unusual circumstances might prevent the Company from doing the above. In that event, the Company will post a notice to that effect as soon as the unusual circumstances are known.

12. An employee temporarily transferred from a higher rated job to a lower rated job shall receive the higher rate and an employee on a lower rated job, temporarily transferred to a job paying a higher rate shall receive the higher rate while so employed. However, employee initiated transfers to a lower rated job will be paid at the lower rate.

     If such employee works on a higher rated job for four (4) hours or more he will be paid the higher rate for the entire shift.

13. Any employee temporarily transferred for a period of three (3) or more days to any department in which there is automatic rate progression shall have all such periods of three (3) days credited to his time spent in that department for the purpose of determining when he is entitled to the higher rate within any particular department.

14. The rate of working leaders in all departments or units thereof shall be forty (40) cents per hour higher than the rates set forth in Schedule A/Wage Rates.

     There shall be two (2) working leader on each of the three (3) shifts at the Acetylene Plant.

15. Yard employees doing cleanup work in the furnace building monitor and on the furnace building roof and those that take the cleaned up material from the canvas chute to the load lugger trucks will be paid the furnace production rate. In addition to the above cleanup work, Yard employees will be paid the production rate for cleaning the roof of the Dry Generators, Pack Screening Building, Pack Storage Building and the Lime Sheds which are attached to the Furnace Building.

                                  ARTICLE VII
                            Holidays and Premium Pay

Holidays shall be New Year's Day, Martin Luther King (3rd Monday in January), Washington's Birthday (3rd Monday in February), Good Friday, Decoration Day (last Monday in May), "Flag Day", June 14, Independence Day, Labor Day, Columbus Day (2nd Monday in October), Thanksgiving Day and Christmas Day. Should either the Federal or State government change the three legislatured Monday holidays, the Company and Union would discuss such effect upon the observance of these holidays.

For each holiday the Company shall pay to employees not scheduled to work on the holiday an amount equivalent to eight (8) hours at his straight time rate, provided he works his regularly scheduled shift after the holiday, unless he has a reasonable excuse for being absent. No employee shall receive holiday pay unless he performs work for the Company in the week in which the holiday occurs, except that an employee who is absent from work for the entire week in which the holiday occurs due to his own illness or an off-the-job accident or injury to himself, shall be paid holiday pay if he performs work in the week preceding or the week following the week in which the holiday occurs. This is the pay referred to in the first sentence of this paragraph.

For all work performed on a holiday the Company shall pay two and one-half (2-1/2) times his straight time rate. If any such hours worked on a holiday are overtime hours, as defined in Article VI, an additional half (1/2) time will be paid for such overtime hours. Any employee failing to work on a holiday when scheduled to do so shall not receive any holiday pay under any circumstances except when the reason be due to having received a compensable injury and in these instances holiday pay as such shall be paid for the holiday during the week in which the injury occurred. Subsequent holidays will not be paid.


                               Sunday Premium Pay

For all hours worked on Sunday which are not paid for on an overtime basis, a premium of forty per cent (40%) based on the regular base rate as set forth in Schedule "A"/Wage Rates shall be paid.

Sunday shall be deemed to be the twenty-four (24) hours beginning at 11:01 p.m. Saturday.

                                 Shift Premium

Employees working on a shift basis will receive a premium of forty (40) cents per hour for the second shift (any shift starting between 12 noon and 8:00 p.m.) and fifty (50) cents per hour for the third shift (any shift starting between 8:00 p.m. and 4:00 a.m.).

For the purpose of applying shift premiums, all hours worked by an employee during his work day are considered as worked on the shift on which he is scheduled to start to work and does work, except:

     A. If scheduled for the first or second shifts and he completed his regular turn on those shifts and continues to work four (4) or more hours into the next shift, he will be paid the shift premium for the next shift or all hours worked on it. Hours under four (4) worked in the succeeding shift do not carry the premium of that shift, but do carry the premium of the shift on which he started.

     B. If scheduled for the third shift and he completes his regular turn, continuing to work into the first shift, he will be paid the third shift premium for all hours worked on the first shift.

     C. If he completes his regular shift and after leaving the plant is called back within the same work day, he will receive the applicable shift premium for the hours worked or allowed.

                                  ARTICLE VIII
                                  Call-in Pay

Any employee who may be called in after he completed a shift and left the premises of the Company and before he is scheduled to return shall be guaranteed four (4) hours' work at time and one-half (1-1/2). In the event the work for which the employee was called is completed in a period of time less than four
(4) hours, the employee may leave the job unless, in the meantime, another emergency condition has developed and it requires the same type of workers to handle it. If this latter condition does not develop, the employee called in may leave the job and receive either four (4) hours' pay at his straight time rate or time and one-half (1-1/2) for the hours actually worked whichever is greater. Only those hours actually worked will be used in computing overtime.

If call-in is in addition to time worked during a twenty-four (24) hour period, the employee gets time and one-half (1-1/2) pay for time on call-in, as call-in pay. He also gets an additional half time (1/2) for all hours over eight (8) in the twenty-four (24) hour period. He does not get weekly overtime for this also. [If call-in are the only hours worked in a twenty-four (24) hour period, then he is paid time and one-half (1-1/2) for all hours worked as call-in pay.] He also gets an extra half-time (1/2) at the end of the week for all time in excess of forty (40) hours in the week. If an employee is called in to fill out a shift, he is paid time and one-half (1-1/2) for the hours worked on that day and not the additional one-half (1/2) times for all hours worked over eight (8) hours in a twenty-four (24) hour period or over forty (40) hours in the week.
It is, therefore, not necessary for an employee under the above circumstances to have to work his full weekly schedule in order to get time and one-half (1-1/2).

It is understood and agreed that when time worked on call-in is within two (2) hours of the start of the scheduled work time, and the call-in becomes continuous with the regularly scheduled hours, the Company will pay only time and one-half for the hours worked prior to schedule.

Exception to Call-in

     A. When an employee has completed sixteen (16) hours consecutive work he will be bypassed for call-in until he has had eight (8) consecutive hours away from the plant (reporting time).

     B. When an employee calls off absent on his scheduled shift, he shall not be eligible to be called-in until sixteen (16) hours have elapsed.

                                   ARTICLE IX
                                 Reporting Pay

If there is no work for an employee on a day for which he is regularly scheduled to work, the Company shall notify him not later than fourteen (14) hours before his scheduled reporting time. If he is not notified and reports for work, he shall receive a minimum of four (4) hours' work, or four (4) hours' pay if no work is available, at his regular rate for his scheduled work on that day, and such four (4) hours shall be counted in computing overtime. It is agreed, however, that this shall not apply to an employee who was absent without leave or without a reasonable excuse on his last regularly scheduled work day, or when the lack of work is due to strikes, fires, floods, windstorms, power interruptions, acts of violence, or other similar things which are beyond the control of the Company. The Company agrees that if it becomes necessary to send employees home after the start of the shift, it will be on the basis of department seniority and qualification. The most senior, qualified employee(s) will remain on the job.

                                   ARTICLE X
                                   Vacations

1. At the completion of one year's continuous service, an employee is entitled to a vacation of one week and shall have one year from his qualification date in which to take his vacation. After qualifying for this initial one week vacation, the subsequent vacation qualifying date for such employee shall be May 14 and such employee shall have the period from May 14 to May 14 in which to take his second one-week vacation. On the following May 14, the employee will become eligible to receive two weeks of vacation which will be taken during the vacation year from May 14 to May 14.

     A. During the vacation years (May 14 to May 14) in which an employee's continuous years of service is five (5) or greater, but less than twelve (12) the employee will receive three (3) weeks of vacation.

     B. During the vacation years (May 14 to May 14) in which an employee's continuous years of service is twelve (12) or greater, but less than twenty (20) the employee will receive four (4) weeks of vacation.

     C. During the vacation years (May 14 to May 14) in which an employee's continuous years of service is twenty (20) or greater the employee will receive five (5) weeks of vacation.

     D. Employees who are eligible for three (2) weeks vacation shall have the option to take one (1) week of their vacation at one (1) or more day intervals. Employees who are eligible for four (4) or more weeks vacation shall have the option to take two (2) weeks of their vacation at one (1) or more day intervals. Employees must notify the Company twenty (20) hours in advance of their regularly scheduled shift to be allowed one (1) or more vacation days. Eligible employees who are absent for three (3) or more consecutive work days shall have the option to receive vacation pay for the first regularly scheduled day not worked when at least twenty (20) hours notice is given to the Company prior to the second day provided the absence is verified by a doctor's statement. In such instance, no occurrences will be assessed.

     At the end of the vacation year (May 14), employees shall be paid for any unused vacation. In lieu of payment, employees may carry-over one (1) week of unused vacation into the next vacation year by notifying the company prior to April 1. In addition, employees with more than three (3) weeks vacation eligibility may elect to draw pay in lieu of time off for those eligible weeks over three (3). Except as noted herein, no vacations may be carried over from year to year.

     The Company shall have the right to limit the number of employees allowed to be off at any time in order to operate an efficient plant.

2. Vacation pay will be computed by multiplying the employee's then straight time rate per hour by forty (40) hours in the case of employees entitled to one (1) week vacation, eighty (80) hours in the case of employees entitled to two (2) weeks vacation, one hundred and twenty (120) hours in case of employees entitled to three (3) weeks vacation, one hundred and sixty (160) hours in the case of employees entitled to four (4) weeks vacation, and two hundred (200) hours in the case of employees entitled to five (5) weeks vacation. In addition, applicable shift differentials will be included in an employee's vacation pay and holiday pay will also be included in the event that one of the eleven (11) recognized holidays falls within the week or weeks in which he takes his vacation. This holiday pay will not be withheld because of the provision in paragraph two (2) of Article VII. Employees regularly scheduled to work one or more days as an alternate leader will also have the leader rate for those scheduled days included in their vacation pay. Employees working on temporary assignments at the time they take their vacations will have their vacation pay computed on the basis of the average of their hourly straight time earnings, inclusive of shift differentials for the twelve (12) weeks preceding their vacation week or weeks.

3. An employee will earn a full vacation as described in Paragraph 1 and Paragraph 2 in this Article by working fifteen hundred (1500) or more hours in his qualifying year if he has not completed five (5) years service. If he has completed five (5) or more years of service he shall be entitled to full vacation by working twelve hundred (1200) or more hours in his qualifying year.

     All employees who have completed their first six (6) months of service in their initial year and who failed to work as much as fifteen hundred (1500) hours in their initial year or who worked less than fifteen hundred (1500) hours in any subsequent vacation qualifying year during their first five
     (5) years of service be given vacation in accordance with the schedule given below:


          Hours Worked             Fraction of a Whole Vacation
          1200 - 1400                          4/5
          900 - 1199                           3/5
          600 - 899                            2/5
          0 - 599                              None

     All employees who have completed five (5) years or more of service who failed to work as much as twelve hundred (1200) hours in any vacation qualifying year will be given vacation in accordance with the schedule given below:


          Hours Worked            Fraction of a Whole Vacation
          960 - 1199                           4/5
          720 - 959                            3/5
          480 - 719                            2/5
          0 - 479                              None

     Time lost due to an employee being ill, taking earned vacation or having received an injury will be counted as time worked for the purpose of computing vacation earned, except that in case of prolonged absences for any reason including sickness or injury, an employee will cease to earn vacation benefits at the end of twelve (12) months from the time that such an extended time loss began.

     Vacation due employees who get laid off or have their employment terminated in the third (3rd) qualifying period which is the time between the second
     (2nd) anniversary and the following May 14, will be determined by using the number of hours provision set forth in paragraph 3 of this Article.

4. Any new employee who leaves the Company or has his employment terminated for any reason before completion of six (6) months' service shall not be entitled to receive any vacation pay. An employee who has completed six (6) months service and leaves the Company, has his employment terminated for any reason, or begins to lose time because there is no work available shall be paid at that time, if he so desires, any vacation he has earned but not taken or previously received pay for.


5. For the purpose of fitting the vacation plan to operating requirements, it shall be necessary for a period of one (1) month to elapse between vacations. Vacations will so far as possible, be granted at times most desired by employees and departmental seniority shall be taken into consideration in the allotment of the vacation period, but the final right to designate the vacation period, for the specific purpose of insuring the efficient operation of the plant, is reserved exclusively to the Company, and the Company may specify a week or weeks as the vacation period, or part thereof, if it should decide to close the plant for repair, maintenance, or other purposes. In such cases, employees entitled to one (1) week vacation will take their vacation during one (1) of such weeks and the employees entitled to two (2), three (3), four (4), or five (5) weeks vacation may be required if the plant is closed for as long as five (5) weeks to take all of their vacation during such period or if the plant be closed down for one
     (1) week to take the remaining weeks of their vacation in consecutive order either before or after.

     A request made by a senior employee after May 4 (for a preferred vacation period) will not be honored if this time has been selected prior to May 4 by a junior employee. Selections of preferred vacation period made after May 4 of each year will be on the basis of first come, first served.

6. Vacation checks will be available to employees on the same day as they receive their regular paycheck, or as soon as they are available.



                                   ARTICLE XI
                                   Seniority

1. Without discrimination in regard to race, sex, color, age, or creed, departmental seniority shall apply in case of layoff, transfer, and promotion within and between the different departments. Seniority, as used herein, shall consist of the following factors:

     A.  Length of departmental service.
     B.  Qualification.
     C.  Ability.

     When factors B and C are relatively equal, length of departmental service shall govern.

2.   The departments are as follows:

     A.  Acetylene Department
     B.  Furnace Department
     C.  Packing, Crushing, and Raw Materials Department

     D.  Mechanical Maintenance Department
     E.  Control Lab
     F.  Safety and First Aid Department
     G.  Yard Department
     H.  Lime Department

3. Employees who may be laid off from any and all departments will be assigned to the Yard Department. All layoffs from the plant will be from the Yard on the basis of plant seniority. When the Company decides to make a layoff from the Yard they will check the plant seniority list for the whole plant. If the most junior employees on the basis of plant seniority are not in the Yard Department, the Company will move out a sufficient number of junior employees by plant seniority from the various departments, subject to the exceptions listed below, to meet, or fill out, the quota or employees to be laid off. Exceptions to getting the most junior employee from the departments other than the Yard are listed below:

     A. The Junior employee has a permanent skill classification above the level of helper and is currently assigned to a section of the Maintenance Department other than:

          1.  Maintenance Helper

     B. The junior employee holds the job of First Aid Attendant and a senior employee is unable to meet the established qualifications for this job.

     C. Removing the junior employee will result in either the Furnace, Acetylene, Lime or Packing Departments having more than ten percent (10%) of the total number of permanently assigned employees currently working in the department but have not attained departmental seniority status.

     All recalls from layoff outside the plant will be made on the basis of plant seniority and in accordance with Paragraph 6-H of this Article. People returning from layoff will return to a job in the department where they last worked, based on their departmental seniority. They would then have forty-eight (48) hours to accept that job, or any other job their seniority would entitle them to, as a permanent assignment. Should the employee choose such other job, it is understood the Company would have until the start of the following week to get the employee transferred thereto.

     If the need is such that in the opinion of the Company it can only be met by taking on skilled employees, the Company will first call back laid off employees who possess the required skills.

4. There shall be a continuous ninety (90) calendar day probationary period for new production employees, for new mechanical maintenance and first aid employees, during which time the Company may discharge or discipline with or without cause, and its decision shall not be subject to grievance procedure. If new employees are continued in the employ of the Company after the stated period, they shall be immediately thereafter credited with seniority dated back to the date of employment.

5. The Company may assign qualified employees to temporary duty not exceeding seven (7) calendar day. Such employee will receive pay in keeping with rights granted in paragraph ten (12) of Article VI. It is agreed that such assignments will only be made when there is no employee available and qualified remaining in the Yard Department.

6-A. Seniority shall not be interchangeable between any of the departments listed in numbered paragraph 2 above.

6-B. An employee will attain departmental seniority after he has worked for six
     (6) months in a given department. Time worked in a department, whether resulting from either a temporary or permanent assignment, will be recorded and counted toward this six (6) months required to attain departmental seniority status, if in each instance it is as much as five (5) days duration. Assignments for periods of less than five (5) days will not be counted for this purpose and no permanent record of them will be kept.

     Employees who have accumulated six months departmental seniority in a given department will not accrue further seniority in that department until they are permanently assigned to that department.

6-C. An employee attaining departmental seniority in accordance with Paragraph
     (B) above, and who later gets a job in some other department except the Yard as a result of being the successful bidder on a posted vacancy shall continue to accumulate seniority in his old department for a period of six
     (6) months. However, after completing six (6) months in this new department, his seniority in his old department shall revert back to the date he left the old department. If an employee should successfully bid from a department in which he has attained departmental seniority and before he attains departmental seniority in the new department transfers to a third department, he shall cease to accumulate seniority in the first department. Furthermore, his established departmental seniority in the first department will revert back to the date he transferred from it.

     An employee laid off from his department to the Yard Department will continue to earn departmental seniority in the department he was laid off from until at least one of the following things happens:

     a. He gets a job in a department other than the one he was laid off from as a result of being the successful bidder on a posted job.

     b. By using the provision of paragraph 6-D or 6-E of Article XI, he rolls into another department.

     c. He declines to bid on a posted permanent opening in the department from which he was laid off.

     All employees laid off from the plant will continue for the length of time set forth in paragraphs 6-H (a) and 6-H (b) to earn plant seniority and departmental seniority in the last department they were laid off from and had reached departmental seniority status in.

     A Yard employee for the length of time that he remains in a department as a result of being drafted to fill a posted vacancy as set forth in the third paragraph of Section 6-G below, shall not reach departmental seniority status in keeping with Section 6-B above. Insofar as the provisions 6-C (a) and 6-C (b) above are concerned he shall be considered a Yard employee.

     Any Yard employee who gets a job in a department other than the one he was laid off from as a result of being the successful bidder on a posted vacancy and gets laid off from it before attaining departmental seniority status shall have the time spent in the last department added to his departmental seniority in the department other than the Yard he was laid off from.

6-D. An employee who has no established departmental seniority in accordance with paragraph "B" above may be displaced by another employee who has been laid off from his department provided the laid off employee possesses a greater amount of plant seniority.

6-E. An employee who is assigned to a department and has attained departmental seniority in accordance with Section "B" above and who holds also departmental seniority in another department, or in other departments will not be allowed to displace another employee in such other department even though the other employees may have less department seniority unless he is laid off from his department.

6-F. The Company will post in the gatehouse and in each department, notice of permanent openings to be filled. The Company will also post in the gatehouse and in each department, notices for vacancies resulting from employees expected to be off for a period longer than thirty (30) days due to their own illness or injury to themselves. Employees who become successful bidders on these latter vacancies will be handled as temporary employees in all respects except distribution of overtime. On this they will be treated as a new permanent employee coming into the department. In the Pack Department only, successful bidders on these latter vacancies will have the right to bid over employees from the Yard Department on temporary assignment in the Pack Department. Employees will have five (5) full days, exclusive of Saturdays, Sundays and holidays to bid for such vacancies. Bidding will be done when an employee registers his request, for a particular assignment, with the Personnel Office. Employees going on vacations or authorized leaves of absence must notify the Personnel Office in advance of their desire to be considered as applicants or "bidders", for any openings which may be advertised while they are away. Upon their return such employees will have forty-eight (48) hours, exclusive of Saturdays, Sundays and holidays, to accept or reject any assignment which may be theirs as a result of having been successful bidders. In cases of rejection, the second highest bidder will be declared the successful bidder.

     Bidding will be accomplished when an employee registers his request for a particular assignment in the Human Resource Department (Department Office if applicable). All vacancies (permanent, temporary or vacation) shall be posted, and the person bidding shall complete a bid sheet in triplicate with distribution as follows:

     1.  Copy to employee
     2.  Copy to Department Steward
     3.  Copy to Human Resources Department/Department Manager

     This paragraph pertains to all departments (including maintenance).

     Employees away from the job as a result of their own illness or having received an injury for all of the period that any opening was posted shall have the right to request and get such a job provided they are entitled to it by seniority and they make their request known within forty-eight (48) hours, exclusive of Saturdays, Sundays and holidays, after their return to work.

     In the event the Personnel Office receives no bids for a posted opening, the job will be filled by making an assignment from the Yard Department. This assignment will be made by drafting the most junior employee. (Exception: If this results in the assignment of an employee who has not qualified as a furnace tapper, this will not occur but rather the most junior employee who has qualified at the furnace will be drafted. Note: In this instance, when the more junior employee has completed tapper qualification, he shall replace the previously drafted employee on the posted opening). Should he refuse he shall be considered terminated. Any employee so drafted will make a good faith effort to qualify on the required jobs.

     Should the Company award a job to an employee in the belief that he or she was the successful bidder and it is later found that the job was awarded incorrectly, the change will be made to award the job to the proper person. In this case, the person first awarded the job shall not forfeit his or her right to the job he or she left.

6-G. Temporary assignments will be made from the Yard Department on the basis of plant seniority except for those employees who hold departmental seniority in the departments where the vacancies exist. In such cases departmental seniority will govern. In any individual case an employee, in keeping with the above seniority rights, will be assigned on the basis of his preference as on file with the Personnel Department as explained below. Yard employees will be allowed to register choices of six (6) departments; namely, Maintenance, Acetylene, Furnace, Lime, Pack and Yard. They will have the option of omitting any of the above named departments from the preference list and will only be considered for jobs on their preference list except as stated in the following paragraph. An employee may change his preferences after being offered an assignment or while working on an assignment but he must take assignments offered to him based on his current preference and must fill such assignment for its duration or at least until the beginning of the next pay period following the start of an assignment. An employee who has been assigned for more than one (1) week to a department which was not his first choice may transfer to the department of his first choice at the end of any week should an opening in his first choice department develop for the following week and he is entitled to it by seniority.

     Yard employees Weekly Preference Sheets shall be kept current and posted in Yard Office. Permanent Yard Department employees will have the option of training on all bid jobs.

     It is agreed that the practical application of provisions of this paragraph is not intended to alter the Company's policy of making effective use of the Yard Department as a labor pool for the entire plant and particularly the production departments. The Company will therefore have the right to fill any and all jobs which cannot be filled on a normal seniority basis, by drafting a sufficient number of junior employees on a reverse seniority basis. Should they refuse they shall be considered terminated.

     The Company may make temporary assignments from the yard for which the need develops after the start of the shift and, which last less than one (1) day, without regard to seniority.

     In order to minimize the number of times these job holders are transferred to other departments, the following will apply:

     a. The Company will continue its practice of requiring newly-hired Yard employees to qualify as a furnace tapper.

     b. Non-bid job holders may be sent to the furnace for cleanup even if not otherwise qualified. (Includes disqualified employees)

     c. The employees holding these jobs will not be considered a part of the Yard Labor Pool until all other Yard employees have been assigned from the Yard.

     d. The Company shall have, in its discretion, the right to assign the most junior qualified employee in the plant to temporary duty not exceeding seven (7) calendar days rather than assigning a bid-job employee from the Yard.

     It is agreed that the Yard foreman will not assign junior employees to fill temporary assignments of shorter duration than one (1) day when it is just as convenient to send a senior employee and other foremen will not deliberately hold back on getting Yard employees needed until after the start of the shift in order to evade the obligation to take employees who have been assigned on a seniority basis.

6-H. Employees will be called back to work when needed on the basis of plant seniority provided:

     a. They have not been on layoff longer than the length of plant seniority they had when they were laid off up to two years of seniority. This applies to all employees hired after 7/1/84.

     b. They have not been on layoff longer than two (2) years if they had less than five (5) years of plant seniority when they were laid off.

     c. They have not been on layoff longer than three (3) years if they had five (5) years or more of plant seniority when they were laid off.

     d. They can rate acceptable after taking a physical examination by the plant physician. This examination may be dropped on the option of the Company if the layoff has been of shorter duration than thirty (30) days.

     Any employee who may fail to pass the above referred to physical examination will be handled in accordance with the provisions of paragraph 9 of this Article, provided they are eligible to return under the requirements set forth in Sections 6-H (a-b-c) above.

7. An employee shall lose his seniority rating: (a) where he quits voluntarily or is absent from work without a reasonable excuse for a period of three
     (3) working days; (b) where he has been discharged for cause; (c) where the layoff has lasted longer than the time limits set forth above in Section 6-H, where, after having been laid off, he fails to return to work within five (5) working days after day of notice given by the Company to return to work. Additionally, for employees hired after 7/1/87, an employee will lose his/her seniority rating if such employee is drafted to a department and fails to qualify in that department.

8. Employees laid off and desiring to avail themselves of the opportunity to be recalled must inform the Company of any change in address as notice will be sent only to the last known address by certified mail.

9. In consideration of those employees who are and who become handicapped by physical disability or old age, it is agreed that such employees will be transferred to jobs the requirements of which are so limited as to permit such employees to qualify to perform, providing such jobs are in existence.

     It is agreed that the practical application of this provision will be as follows: An employee who becomes handicapped as set forth above will be given and will accept a job in the department he is currently working in if there is one that he can perform satisfactorily without modification. This will be done even though the handicapped person has less departmental seniority, but this is not intended to give the handicapped person any preferential treatment in case of layoff or call-back.

     In the event there is no job in this department that he can satisfactorily perform, the following will apply: He will be transferred to the Yard Department or any other department provided:

     a. He has enough departmental seniority to entitle him to hold a job in that department.

     b. There is in that department a job which he can do without modification. If it should happen in the course of seeking a place for a physically handicapped employee, that in his own department or the department into which he is being transferred, there is a job which he can do but it is already filled with a physically handicapped employee who holds less seniority rights, the senior employee shall be given the job. The employee thus replaced will be handled in the same manner as though this one job had never been given him.

     Any handicapped employee transferred to another department will have the right to bid for a permanent opening in a different department in accordance with Article XI, Section 6-F, provided there is in the department where the vacancy exists a job the requirements of which are so limited as to permit such employee to qualify to perform.

     It is agreed that in the event a handicapped employee is faced with layoff outside the gate he shall be allowed to exercise his plant seniority to get in any department a job that he is capable of immediately performing without modification.

     It is further agreed that the employee to be moved to make room for any handicapped employee must be the most junior non-handicapped on the basis of departmental seniority in the department who holds the job the handicapped employee is deemed able to perform without modification. The employee who is removed from his job by a handicapped employee shall have the right to exercise his seniority to secure a job.

     It is understood that employees who become handicapped, physically or adjudged temporarily or permanently partially disabled by a ruling of the Compensation Commission or by agreement between the party and the company will be allowed to continue in their regular job or on any other job their seniority may entitle them to provided they have the mental and physical ability to perform the work of such job without modification. In the event there is a disagreement between the parties with respect to the mental or physical ability of such handicapped or disabled employees to perform the work of any job to which he is entitled by seniority, he will be given a trial period if so recommended by the board of doctors. During this trial, when one is recommended, a decision will be reached on the disagreement. The board of doctors will consist of three (3) doctors; one selected by the employee, one selected by the Company and the third selected by their first two (2) doctors. The decision of this board will be final and binding on whether a trial period should be made and the duration of the trial. The fees will be shared equally by the Company and the Union.

10. Any employee who may become physically handicapped to the extent that he is unable to hold a job in the bargaining unit will retain his seniority rights until such time that he would lose, or would have lost, his seniority as a result of a layoff made on a regular seniority basis in accordance with the provisions of this agreement.

11. Shifts shall be given to employees holding permanent assignments according to their preference and departmental seniority. For the purpose of moving to a preferred shift, departmental seniority shall be the deciding factor. In making such moves a maximum of three (3) moves shall be permitted to fill one (1) vacancy. The final vacancy is to be filled by transferring or hiring a person directly into the department.

     The Company will give all yard people opportunity to file a shift preference along with their departmental preferences. It is understood that no Yard employee will continue for a second full week on a temporary assignment on a shift not in keeping with his shift preference unless it becomes necessary because of one or more of the following reasons:

     a. Giving priority to departmental preference as provided in paragraph 6-G of this Article.

     b. There were additional vacancies in the department and the Personnel people did not become aware of them until after Wednesday of the previous week.

      For the purpose of assuring adequately trained employees, a period of sixty (60) days shall be allowed for training new employees in the Mechanical Maintenance Department on the day shift prior to assigning them to vacancies on shifts other than the day shift. In any other departments a period up to four (4) weeks training is to be used if five
      (5) or more vacancies exist at the same time within that department. The new employees will be distributed as nearly equal as possible. Resulting vacancies may be filled temporarily by assigning employees in the department with more seniority to the shift on which these vacancies occur.

12. The jobs of leader and regularly scheduled alternate leader are considered separate promotions and each shall be filled on the basis of departmental seniority.

13-A. Any employee in the bargaining unit who may be promoted to a supervisory job outside the bargaining unit may within one (1) year following promotion elect to return to a job in the bargaining unit. Such employee shall continue to accumulate departmental and plant seniority for a period of six (6) months after the date of his promotion. During this twelve (12) month period, he shall continue membership in the Union by paying the regular inactive dues of the Union. After one (1) year, the supervisor will give up all seniority rights in the bargaining unit. This means that he could only return to the bargaining unit as a new employee.

      Any supervisory employee in the Louisville Plant who may be transferred to another of the Company's operation shall forfeit all seniority rights in the bargaining unit.

13-B. The Union recognizes that the Company has a policy of promoting from within and in the practical application of this policy does from time to time appoint Acting Foremen to fill temporary vacancies in the supervisory force or to enlarge the supervisory force to meet a temporary need. It is, therefore, agreed that such Acting Foremen do not lose any seniority right by having so served.

      The Company's policy in regard to the use of Acting Foremen is as follows:

      a. To fill in for regular foremen who are not on the job because of vacations, illnesses, leaves of absences, or other such reasons, plus the utilization of Acting Foreman to fill in situations where schedule considerations leave a day or so in a week which is impossible to efficiently schedule.

      b. To cover temporary needs due to fluctuations in production schedules or other temporary needs which the Company is not able to definitize.

      In carrying out these policies, the Company will make assignments of Acting Foremen in such a fashion that no one person shall be allowed to act as a foreman in excess of forty-five (45) days in any contract year, either consecutive or cumulative, unless no other qualified employee agrees to take the assignment. The Company will prepare a list on July 1st of each year of all employees deemed qualified to be Acting Foremen in each department. Such person must be permanently assigned to the department in which he acts as foreman at the time he is given the Acting Foremen assignment. Any employee desiring to have their name deleted from the list may do so by notifying their supervisor by July 15th of each year. If employees become qualified for Acting Foremen they may be added to the eligible list at the times of their qualification.

      If any employee is used as Acting Foremen in excess of forty-five (45) days in any contract year and there are other qualified employees whose name have not been deleted from the list, the Company will pay the most senior eligible employee on the qualified Acting Foremen list the straight time rate for all hours worked after the Company has been notified that an employee has exceeded the forty-five (45) days.

      The Company will charge any overtime worked by an Acting Foremen to his department.

      In lieu of using Acting Foremen, the Company may elect to utilize a leader and pay such leader responsibility pay.

13-C. Any employee appointed or elected to Union duties in the International
      Brotherhood of Firemen and Oilers shall be granted a leave of absence with seniority accumulative while in such service. Renewal will be considered automatically granted each year for a one-year extension of such leave upon application in writing requesting such renewal.

14. The Company will in case of layoff give three (3) days notice to employees with six (6) months, but less than five (5) years, of plant seniority. The Company will, in case of layoff, give seven (7) days notice to employees with five (5) or more years of plant seniority.

      The notice of obligations set forth above will be fulfilled by posting the proper notice on the plant bulletin boards. The days referred to above will be counted as the calendar days following the day of posting.

15. The Company will post seniority lists for all employees twice each year at intervals of six (6) months. The employees shall have sixty (60) days from date of posting to question accuracy of the seniority shown if the seniority listing is questioned by an employee after sixty (60) days and it is found the seniority date is incorrect the Company will make necessary corrections. It is further agreed that the Company will not be held liable for losses of any nature suffered by an employee as a result of mistakes in the seniority posting called to the attention of the Company after the sixty (60) day period has elapsed. The letter of agreement on this subject dated May 26, 1971, outlines the total and complete understanding between the parties. It is agreed that the Company will keep posted or otherwise readily available in the gatehouse and in all departments a copy of the master seniority sheets.

16. Employees who are disabled and unable to work for a continuous period of two (2) or more years will be deleted from the Seniority list and company rolls. Should such employee later produce medical evidence that indicates they have recovered to the extent they can satisfactorily return to active duty, they will be placed back on the Seniority list in the place they would have been had they not been disabled. They would also be reentered on the Company rolls.

                                 JOB PREFERENCE

                                Yard Department

A. The normal bid jobs in the Yard department are hauler, alternate hauler, sweeper operator, paste handler and bobcat operator.

B.   Alternate Hauler - will perform the Hauler job on the Hauler's off days.

C. Flatbed truck, dump trucks, water trucks, and bush hog, are operated on an as needed basis. The jobs will be bid out to the most senior employees in the department.

D. When temporary vacancies occur they will be offered to the most senior qualified employee. For the purpose of job preference, a temporary vacancy is defined as absence of less than thirty (30) days created by a leave of absence, vacation, absenteeism, illness or injury.

E.   In the Yard department, seniority is plantwide seniority.

F. The "Bobcat" in the Yard Department will be operated by a Yard employee on any job normally done by the Yard.

G. The coke plant dust truck may be emptied by coke plant employees when there is no yard hauler on the shift.

H. Permanent job holders may roll outside the Yard Department when they are permanently displaced from their job.


                               Furnace Department

All regular jobs in the Furnace Department that require performance of five (5) days or more per week will be filled on the basis of preference by departmental seniority. Regularly scheduled relief jobs of less than five (5) days per week will be filled on the basis of preference by departmental seniority. In the event such jobs are not selected by persons holding department seniority then those who have been in the department the longest will be given the opportunity to fill such jobs.

In filling permanent vacancies the following shall be utilized:

1. Jobs will be posted on the department bulletin board for five (5) days and those interested shall sign for such openings in the Department Manager's office.

2. In the filling of permanent vacancies, furnace employees may bid to other shifts in the Furnace Department.

3. Three additional permanent postings shall be considered the maximum to be posted as the result of the original permanent vacancy.

4. The remaining permanent vacancy will be filled in accordance with the appropriate portions of Article XI, Section 6-F (dealing with permanent vacancies).

Once an employee has selected a permanent job, he cannot be rolled by a senior employee except that an employee displaced from his selected job by a reduction in force or for any other reason beyond his control may exercise his departmental seniority and roll a junior employee. If the Furnace is expected to be down for four or more hours during a shift, employees may exercise seniority for that shift.

All employees entering a department on a permanent basis after July 1, 1978, will be required to qualify for all jobs or be removed from that department. All employees who are permanent members of a department prior to July 1, 1978, shall have the option to qualify for jobs in their department.

When temporary vacancies occur, they will be offered to the most senior qualified employee on the shift. For the purpose of job preference, a temporary vacancy is defined as a vacancy of less than thirty (30) days, created by leave of absence, vacation leave, absentee, illness or injury. When it is definitely known that temporary vacancy will exist for thirty (30) days or more, job preference, in accordance with the principles set forth above for permanent openings, will be immediately applied. However, when the temporary absentee returns, he will be permitted to go back to the job that he left, providing that his right to the job has not been changed as a result of changes in production levels or other unforeseeable circumstances. If his rights have been changed then he will return to a job which his departmental seniority entitles him to.

In the event that he returns to the job he held when he left, then other people in the department who moved into other jobs as a result of his first leaving his job will also return to the jobs they held prior to the time of the temporary vacancy, provided that their job rights have not changed.

In filling a temporary vacancy which is determined to exist for thirty (30) days or longer, each employee on a shift will be permitted to make one (1) move only for each original vacancy. Succeeding vacancies caused by employees moving as the result of the original vacancy will not be considered as additional vacancies entitling employees on the shift to make more than one (1) move as a result of the first opening. In the filling of temporary vacancies for less than thirty (30) days, only one move will be permitted. In the event that the filling of temporary vacancies of less than thirty (30) days in accordance with the above procedure results in the Company being unable to fill the remaining vacancy with an experienced qualified employee then the Company must assign the least senior, qualified, experienced employee to the vacancy. If in complying with the above it is necessary for a leader to perform a non-leader job he shall be paid leader pay.

Furnace department employees working overtime will fill the open position necessitating the overtime.

Jobs will be posted on the bulletin board for five (5) days and those interested will sign for them.

During the annual furnace shutdown, a number of employees will be allowed to exercise their seniority to work as maintenance helpers instead of remaining at the furnace. This procedure shall operate according to the following rules:

A.   One choice shall govern the entire shutdown period.

B. Furnace department employees must register their choice with the Human Resources Department at least one month prior to the start of the shutdown.

C. If there are insufficient volunteers to remain in the furnace the most junior employees will stay in the furnace department.

New Hot Chill crane operators will be given two (2) weeks training prior to being left alone on the job.

Effective July, 1993, the two tappers on each shift shall be paid leader's pay rate.

Changes made to fill any permanent vacancy will be put into effect at the beginning of calendar weeks and if such permanent openings occur in the middle of the week they will be filled on a temporary basis until the start of the
calendar week.   Nothing in all of the above will be construed or interpreted to mean that anything in this entire statement on job rights will add to or subtract from an employee's rights under Section 9, Article XI of the existing Agreement.

                               PACKING DEPARTMENT

The Packing Department is divided into four (4) units; namely, Raw Materials, Crusher, Packing and Ball Mill. The employees in this department will be allowed to exercise departmental seniority or if they have not attained departmental seniority they will exercise seniority based on length of service in the department in obtaining employment in their preferred unit. Pack employees have exclusive rights to the hauling and packaging of carbide for shipment.

Once an employee has selected a unit, he cannot be rolled from such unit by a senior employee from another unit except that an employee displaced from his selected unit by reduction in force or for any other reason beyond his control, will exercise his seniority within 30 days and roll a junior employee in another unit unless said employee returns to his old job on a permanent basis within the 30 day period. A non-leader or non-alternate leader may not roll a leader on a day-to-day basis, if the leader or alternate leader has been on the job for as much as four hours.

An employee displaced from his chosen shift by a reduction in force or other reasons beyond his control will be allowed to displace any junior employee in any unit.

The employees in each of the four (4) units will be allowed to exercise departmental seniority in selecting a job on a daily basis at the start of each shift. The primary Crushing Unit will follow their present rotating frequencies which are of less than one (1) day. New employees entering the unit will be expected to learn all the jobs in the unit in a reasonable length of time.

All employees that come into the department on a permanent basis after November 1, 1959, and after having been in the department for a four (4) week period will be required to learn all of the jobs in all of the units or be removed from the Department. Exceptions to this are the leader's jobs in the Pack and Primary Crusher Units.

When a vacancy occurs for a temporary leader, the job will first be offered to permanently assigned employees in the department by seniority and qualifications. If the job is refused by permanently assigned employees, it would then be offered to employees temporarily assigned to the department. If the job is refused by temporarily assigned employees, it will be assigned to the least senior qualified temporarily assigned employee, if one is in the department, or to the least senior qualified permanently assigned employee, if there is no qualified temporarily assigned employee in the department.

Company will train two (2) leaders for each shift over and above the employees holding those jobs. These employees will be available to replace the regular leaders on their shift. The leader-trainees will be offered training by shift seniority. If all employees on the shift refuse, the least two (2) senior employees will be trained. Pack employees entering Pack Department prior to November 1, 1959 will be exempt from being drafted as a leader-trainee. With its present operation, the Company agrees to maintain leaders in the Ball Mill.

It is understood that no more than one (1) employee will be trained at a time and that he will be trained within a period of eight (8) weeks. During this training period he will be a member of the Packing unit if this should be necessary to expedite the training and the junior qualified employee will take his place.

For the purpose of job or unit preference, a temporary vacancy is defined as a vacancy of less than thirty (30) days, created by a leave of absence, vacation leave, absentee, illness or injury. When it is definitely known that a temporary vacancy will exist for thirty (30) days or more, job preference in accordance with the above permanent job rules will be immediately applied. However, when the temporary absentee returns he will be permitted to go back to the job he left, providing that his right to the job has not changed as a result of changes in production levels or other unforeseeable circumstances. If his rights have been changed then he will return to a job which his departmental seniority entitles him to. In the event that he returns to the job he held when he left, then other people in the department who moved into other jobs as a result of his first leaving his job will also return to the jobs they held prior to the time of the temporary vacancy, provided, that their job rights have not changed.

In filling a permanent vacancy or a temporary vacancy which is determined to exist for thirty (30) days or longer, each employee on a shift will be permitted to make one (1) move only for each original vacancy. Succeeding vacancies caused by employees moving as a result of the original vacancy will not be considered as additional vacancies entitling employees on the shift to make more than one (1) move as a result of the first opening. In the filling of temporary vacancies for less than thirty (30) days, only one move will be permitted. In the event that the filling of temporary vacancies of less than thirty (30) days in accordance with the above procedure results in the Company being unable to fill the remaining vacancy with an experienced, qualified employee, then the Company may assign the least senior, qualified experienced employee to the vacancy.

Jobs in the Packing, Crushing, Raw Materials and Ball Mill Departments will be posted on the Bulletin Board for five (5) days and those interested will sign for them. Changes made to fill any permanent vacancy will be put into effect at the beginning of calendar weeks and if such permanent openings occur in the middle of the week they will be filled on a temporary basis until the start of the calendar week.

Any employee who reports for work late and has not called in prior to the start of the shift or has called but is more than two (2) hours late, will accept the job available at the time.

The cold chill crane operator will be posted as a five day job.

Nothing in all the above will be construed or interpreted to mean that job preference rights include the right to move from shift to shift (except for successful bidders on posted openings) or that anything in this entire statement on job rights will add to or subtract from an employee's rights under Section 9,
Article XI of the existing Agreement.

A.   Training

     1. To ease the training backlog, four (4) summer students will be added to the Pack Department to assist the training effort. Since these personnel are intended to facilitate training, no extra vacation shall be permitted as a result of their presence, nor shall the ensuing training be interrupted by borrowing such personnel to avoid draft overtime.

    2. In future summers, if the training deficit continues, summer students will again be added under the same rules. One summer student shall be added for each twenty (20) weeks of training lag, up to a maximum of four (4) students.

    3. When the students return to school, current practices shall apply to ongoing trainees.

    4. Bargaining unit employees currently disqualified from the Pack Department shall (as openings occur) be allowed to rebid into the Pack Department. They shall be allowed to rebid into the Pack Department. They shall be allowed one (1) successful bid. If they are again disqualified, they may not rebid.

                              ACETYLENE DEPARTMENT

The normal and accepted job assignments in the Acetylene Department are: Dry Generator Control Room and Dry Generator Outside Employee. The Utility Employee performs all miscellaneous work assignments on a day to day basis. All regular jobs in the Acetylene Department that require performance five (5) days or more per week and regularly scheduled relief jobs will be filled on the basis of preference by departmental seniority. In the event such jobs are not selected by persons holding departmental seniority then those employees who have completed the training described below will be given the opportunity to fill such jobs.

When new employees are needed and taken into the department they will be trained by rotating them over regularly scheduled relief jobs until they have spent a maximum of two (2) weeks on each of the jobs mentioned above, plus an additional two (2) weeks in the Compressor Room. A Control Room Operator can become qualified only after having had two (2) weeks training. An exception to this is when an employee possesses a handicap which prevents him from performing the necessary duties. In no event will the training period exceed twenty-six (26) weeks of active working time in the department. All employees that enter the Department on a permanent basis will be required to learn all of the jobs or be removed from the Department. Employees who are holding these regularly scheduled relief jobs will be expected to take the permanent assignment of the new employee for the two (2) week or four (4) week period necessary to complete the training and at the completion of that period will return to their regularly assigned jobs. An employee permanently assigned to the Acetylene Department may bid on a job any time he wishes, but the contract obligations to assign only qualified people to fill permanent openings will be adhered to.

Once an employee has selected a job, he cannot be rolled by a senior employee except that an employee displaced from his selected job by reduction in force or for any other reason beyond his control, may exercise his departmental seniority and roll a junior employee and with the exception that a non-leader or non-alternate leader may not roll a leader or alternate leader.

The above covers permanent vacancies.

For the purpose of job preference, temporary vacancy is defined as a vacancy of less than thirty (30) days, created by a leave of absence, vacation leave, absentee, illness or injury. When it is definitely known that a temporary vacancy will exist for thirty (30) days or longer, job preference in accordance with the permanent opening rules will be immediately applied. However, when the temporary absentee returns he will be permitted to go back to the job that he left, provided that his right to the job has not been changed as a result of changes in production levels or other unforeseeable circumstances.

If his rights have been changed then he will return to a job which his departmental seniority entitles him to. In the event that he returns to the job he held when he left, then other people in the department who moved into other jobs as result of his first leaving his job will also return to the jobs they held prior to the time of the temporary vacancy, provided that their job rights have not changed.

Employees in the Acetylene Plant who temporarily are prevented from performing their regular jobs because of injury or recovery from illness will be allowed to displace employees who are performing jobs which the injured employees or the employees who are recovering from illness are capable of performing.

For a known temporary vacancy of one calendar week or more, the vacancy will be posted within the department and will be filled by departmental seniority. If no permanent departmental employees bid on the vacancy, the Utility Employee or Relief Utility Employee will be assigned to fill the vacancy. Temporary vacancies of less than one calendar week will be filled on a day by day basis by the Utility Employee or Relief Utility Employee in accordance with departmental seniority.

If the employee scheduled to fill a temporary vacancy is not qualified for the job, the Company will assign the least senior qualified employee, on the shift, to the vacancy.

When there are both regular and full-time employees and regularly scheduled relief employees working on the same work assignment and the crew of that particular assignment has to be reduced, the employees will be taken off in accordance with their departmental seniority.

An employee reporting for work late will be allowed to fill his regular job unless he is more than two (2) hours late, provide he reports such tardiness.

Employees trading off days will trade jobs for the days involved in the trade. Should the trade involve a person in the Utility Group, the one coming into the Utility Group due to the trade will not be allowed to bid out of the Utility Group but will use the seniority of the person with whom he traded only for the purpose of remaining in the Utility Group.

In filling a permanent vacancy or a temporary vacancy which is determined to exist for thirty (30) days or longer, each employee on a shift will be permitted to make one (1) move only for each original vacancy. Succeeding vacancies caused by employees moving as the result of the original vacancy will not be considered as additional vacancies entitling employees on the shift to make more than one (1) move as a result of the first opening. In the filling of temporary vacancies for less than thirty (30) days, only one (1) move will be permitted. In the event that the filling of temporary vacancies of less than thirty (30) days in accordance with the above procedure results in the Company being unable to fill the remaining vacancy with an experienced, qualified employee then the Company may assign the least senior qualified, experienced employee on the shift in the department.

For the purpose of an orderly and expedient administration of all of the above rules and regulations, job preference listings for each shift in the above department will be maintained on bulletin boards. Employees will be expected to keep their preferences current on this list so that if a vacancy occurs, the foreman can go to the list and immediately make the necessary job changes. The most senior employee expressing a preference for the open job will be assigned to and must accept the job.

When an employee submits a bid for a job he shall specify whether he is bidding on a five (5) day job or a relief job.

When new and permanent openings in the Acetylene Department develop as a result of starting a new operation or of the Company deciding that more employees are required to satisfactorily meet the work demands of existing operations, the Company will advertise to fill such openings.

Beginning with the first full pay period in November in each year of this agreement, employees shall be permitted to exercise their department seniority for the purpose of assignment to jobs (including, but not limited to, leader jobs and alternate leader jobs) of their preference.

To administer the foregoing provision, the Company on October 10, of each year will begin to ask employees, in the order of their department seniority on each shift, to express their job choices. Each employee must express his choice at the time of this contact and his expressed choice shall be final. Any employee who fails to express a choice at the time of this contact shall forfeit his choice and will be assigned, on the basis of seniority, to any jobs that are left after assignments have been made in accordance with the preferences expressed in the completed inquiry. This procedure will be completed not later than October 20 of each year.

Employees on vacation or on authorized leaves of absence shall register their first three (3) choices with their foreman before they go on vacation or on leave. The choices registered with their foreman will be considered their choices as of October 10.

All alternate leaders will replace the leaders for temporary absence of thirty
(30) days or less.

In the Dry Generator Plant the person regularly scheduled to cover the off days of the leader and alternate leader will replace the alternate leader for temporary absences of thirty (30) days or less. Temporary vacancies of alternate leaders in the Acetylene pipe line section will be filled by departmental seniority.

The Company and the Union will endeavor to work out satisfactory procedures so that employees in the Acetylene pipe line section will be filled by departmental seniority.

The Company and the Union will endeavor to work out satisfactory procedures so that employees in the Acetylene Plant who have served six (6) months or more but who have not worked on all jobs in the department will be given the same training opportunities as a new employee, so that the said older employees will be qualified to exercise their job preference when future openings develop in the Acetylene Plant.

Changes made to fill any permanent vacancies in any of the departments mentioned above will be put into effect at the beginning of calendar weeks and if such permanent openings occur in the middle of the week they will be filled on a temporary basis until the start of the calendar week.

Nothing in all the above will be construed and interpreted to mean that job preference rights include the right to move from shift to shift or that anything in this entire statement on job rights will add to or subtract from an employee's rights under Section 9, Article XI of the existing Agreement.

                                LIME DEPARTMENT

The normal and accepted job assignments in the Lime Department are: Silo, Barge, Pond Material, Lime Handling and Lime Truck Driver.

Jobs in the Lime Department will be filled on the basis of departmental seniority. In the event departmental seniority is equal, jobs will be awarded on the basis of plant seniority.

All regular jobs in the Lime Department that require performance five (5) days or more per week will be filled on the basis of preference by departmental seniority. Regularly scheduled relief jobs of less than five (5) days per week will be filled on the basis of preference by departmental seniority. In the event departmental seniority should be equal, plant seniority will prevail.

Once an employee has selected a job, he cannot be rolled by a senior employee except an employee displaced from his selected job by reduction in force or for any other reason beyond his control, may exercise his departmental seniority and roll a junior employee but with the exception that a non-leader or non-alternate leader may not roll a leader or alternate leader.

All employees entering a department on a permanent basis after July 1, 1978, will be required to qualify for all jobs or be removed from that department. All employees who are permanent members of a department prior to July 1, 1978, shall have the option to qualify for jobs in their department.

For the purpose of job preference, when it is definitely known that temporary vacancies will exist for thirty (30) days or more, job preference as set forth above for permanent openings, will be immediately applied. However, when the temporary absentee returns, he will be permitted to go back to the job that he left providing that his right to the job has not been changed as a result of changes in production levels or other unforeseeable circumstances. If his rights have been changed then he will return to a job which his departmental seniority entitles him to.

In the event that he returns to the job he held when he left then other people in the department who moved into other jobs as a result of his first leaving his job will also return to the jobs they held prior to the time of the temporary vacancy, provided that their job rights have not changed.

In filling a permanent vacancy or a temporary vacancy which is determined to exist for thirty (30) days or longer, each employee on a shift will be permitted to make one (1) move only for each original vacancy. Succeeding vacancies caused by employees moving as a result of the original vacancy will not be considered as additional vacancies entitling employees on the shift to make more than one (1) move as a result of the first opening. In the filling of temporary vacancies of less than thirty (30) days, only one move will be permitted. In the event that the filling of temporary vacancies less than thirty (30) days in accordance with the above procedure results in the company being unable to fill the remaining vacancy with an experienced, qualified employee, then the Company must assign the least senior, qualified experienced employee to the vacancy. If in complying with the above it is necessary for a leader to perform a non-leader job he shall be paid leader pay. With its present operations, the Company agrees to maintain leaders in the Lime Department.

When a vacancy occurs for a temporary leader, the job will first be offered to permanently assigned employees in the department by seniority and qualifications. If the job is refused by permanently assigned employees, it would then be offered to employees temporarily assigned to the department. If the job is refused by temporarily assigned employees, it will be assigned to the least senior qualified temporarily assigned employee, if one is in the department, or to the least senior qualified permanently assigned employee, if there is no qualified temporarily assigned employee in the department.

Employees on permanent assignment will not be allowed to bid on vacancies of shorter duration than thirty (30) days, except for vacation vacancies. If the employee scheduled to fill a temporary vacancy is not qualified for the job, then the Company will assign the least senior qualified employee to the vacancy.

Lime employees who are removed from the Lime Department for lack of work, will be moved to the Yard Department. They will retain the right to return to their job in the Lime Department for a period of six (6) months unless they exercise their seniority to move into another job. Their wages will be maintained at their Lime Department rates for a period of two weeks. After this two week period, their wages will be adjusted to the job they are assigned to while working out of the Yard department.

For the purpose of an orderly and expedient administration of all of the above rules and regulations, job preference listings for each shift will be maintained on bulletin boards. Employees will be expected to keep their preferences current on this list so that if a vacancy occurs, the foreman can go to the list and immediately make the necessary job changes. The most senior employee expressing a preference for the open job will be assigned to and must accept the job.

When permanent employees are needed and taken into the department they will be trained by rotating them over regularly scheduled jobs until they have spent a maximum of two (2) weeks on each job. Employees who hold these regularly scheduled jobs will be expected to take the permanent assignment of the new employee for the two (2) week period necessary to complete the training and at the completion of that period will return to their regularly assigned jobs.

The Company and the Union will endeavor to work out satisfactory procedures so that employees in the Lime Department who have not worked on all jobs in the department will be given the same training opportunities as a new employee so that the said older employees will be qualified to exercise their job preferences, according to seniority, when future openings occur.

Changes made to fill any permanent vacancy will be put into effect at the beginning of calendar weeks and if such permanent openings occur in the middle of the week they will be filled on a temporary basis until the start of the calendar week. Nothing in all of the above will be construed and interpreted to mean that job preference rights include the right to move from shift to shift or that anything in this entire statement on job rights will add to or subtract from an employee's rights under Section 9, Article XI of the existing Agreement.

                                  ARTICLE XII
                      Grievance Procedure and Arbitration

1.   In the adjustment of all grievances, the following procedure shall apply:

     Step 1: Any employee having a grievance shall within five (5) days of the time that the event took place take the matter up with his foreman with or without his departmental Steward or the Plant Chairman of the Union being present. In case the matter cannot be satisfactorily settled within twenty-four (24) hours, resort will be had to Step 2.

     It was brought out that under certain circumstances an employee could fail to become aware of a misapplication of contract terms within the five (5) day time limit set forth above. The Company and the Union agreed that in such a case, the beginning of the five (5) day period would be immediately after the time that the employee had reasonably clear evidence that the complained of act had taken place.

     Step 2: The grievance shall be reduced to writing by the employee or his departmental Steward (on forms mutually satisfactory to the Union and the Company and furnished by the Union) and the parties mentioned in Step 1 above shall submit the same to the Department Head involved within two (2) days after the time mentioned in Step 1 has expired. In case the matter be not satisfactorily settled at this Step within two (2) days after its submission to the Department Head, resort will be had to Step 3.

     Step 3: Within two (2) days after the time mentioned in Step 2 above has expired, the grievance shall be submitted to the Plant Manager or a designated representative, by the parties mentioned in Step 1 and Step 2 above, including a Union Business Representative or his designated representative. The parties will use their best efforts to settle the matter at this Step; however, if they are unable satisfactorily to settle the matter at this Step within seven (7) days after submission to the Step, resort shall be had to conciliation as provided in Step 4, or the parties may mutually agree to omit Step 4 of the grievance procedure and resort shall be had to arbitration as provided in Step 5.

     Step 4: In the event a grievance is not settled in Step 3, the parties will immediately contact the Louisville Labor-Management Committee and request that a conciliator be furnished. If it should happen that the Louisville Labor-Management Committee were unable to furnish a conciliator, the Federal Mediation and Conciliation Service would be contacted. The person thus designated to hear the dispute would contact both the Union and the Company for the purpose of arranging a meeting. It is understood that an earnest effort would be made to speedily settle the grievance at this level, but the time used in Step 4 would not exceed ten (10) days unless the Company and the Union should mutually agree that more time was needed. If the parties fail to settle the grievance in the manner set forth in this Step, resort shall be had to arbitration as provided in Step 5.

     Step 5: The Company and the Union shall agree upon an arbitrator who will hear his dispute or grievance, but who shall not have authority to amend or modify this Agreement. The decision of the arbitrator shall be final and binding upon the Parties. The arbitrator shall be selected within ten (10) days following the receipt by either party from the other or the request for the appointment of an arbitrator to hear the matter and settle the dispute. In case the Parties cannot agree upon an arbitrator within such period, they shall make a mutual request to the Director of the Louisville Labor-Management Committee for a panel of five (5) available arbitrators. The Parties will select an arbitrator from this panel or a second one obtained in the same manner as the first.

     The fees and expenses of the arbitrator shall be shared equally between the parties.

     It is specifically understood that only matters involving the application or interpretation of this contract go to arbitration.

2. Saturdays, Sundays, and holidays shall not be counted as days for the purpose of this Article.

3. At any step of the Grievance Procedure, the employee affected may be called in by the Shop Committee and the employee shall be compensated at his straight time rate for all reasonable time spent in discussing his grievance with the Shop Committee and for the time spent in any of the steps.

4. If an employee is discharged and he feels he has been unjustly discharged the matter may be submitted to Grievance Procedure, starting with the second Step, providing the employee makes his claim within five (5) days after his discharge.

5. The time limits mentioned in this Article are specified for the purpose of expeditiously disposing of grievances and disputes, but may be extended by mutual agreement. however, the waiver by the Company or the Union of any such time limits in any case shall not constitute a waiver by the Company or the Union of any such time limits or its right to insist on adherence thereto in any subsequent case.

6. The Shop Committee shall consist of any five (5) of the duly elected Plant Officers or Stewards of the Union.

7. Any and all grievances presented to the Company in writing shall be answered in writing by the Company.

8. It is agreed that the Plant Chairman of the Union and the Departmental Stewards will notify their respective foremen before leaving the job to handle or discuss grievances. It is agreed further that Departmental Stewards on duty at the Plant are forbidden to handle grievances or related matters for any employees outside of their own department.

9. Unless an additional number is agreed to in advance by the Company, the maximum number of employees who may attend a grievance meeting, in addition to the Plant Chairman or his designee and the Steward, shall be two (2). Witnesses may be called in addition to the above maximum.

10. The Company agrees that an employee has the right to union representation in disciplinary actions.

11.  Shop Chairman.

     In order to allow the Union shop chairman to be present for ordinary day-to-day collective bargaining matters, he or she shall work the day shift without regard to his seniority.

     Recognizing that this may cause scheduling difficulties the Company may transfer the shop chairman to the Yard providing however,

     A. The shop chairman shall continue to be paid his/her base rate. (Includes Leader rate).

     B.   He/She shall continue to accrue seniority in his/her department.

     C. He/She shall have the opportunity to work overtime in his/her normal department.

                                  ARTICLE XIII

                              Strikes and Lockouts

All disputes and grievances arising hereunder shall be peaceably settled in accordance with procedure provided by this Agreement which the parties recognize as adequate and fair. Pending the settlement of any grievance or dispute, there shall be no lockout by the Company and neither the Union nor any of the employees will engage in strikes, picketing, slowdowns, work stoppages, sit-downs, or sit-ins that would interfere with the Company's normal operation.

                                  ARTICLE XIV
                               Safety and Health

1. The Company shall maintain all reasonable and necessary precautions for safeguarding the health and safety of its employees, and all employees will cooperate in the implementation thereof. Both the Company and the Union recognize the Company's primary responsibility to provide for the prevention, correction, and elimination of all unhealthy and unsafe working conditions and practices. The Union agrees that it will encourage all employees to work in a safe manner.

     The Company further agrees that it will continue to comply with all applicable state and federal health and safety standards.

2. Employees will at all time exercise safety in the operation and performance of their duties and will immediately report all injuries to the First Aid Department; and the Company will, on all shifts, provide first aid equipment and supplies, together with a qualified person familiar with standard first-aid practices, for the purposes of first-aid to the injured.

     Effective July 1, 1984, the qualifications for a first aid attendant are as follows:

     A.   Must be dependable and reliable.

     B.   Must have a high school education or G.E.D.

     C. Must have had at least twenty-four (24) consecutive months of practical experience in emergency first aid work within the last three
          (3) years.

     D.   Must have and maintain current Emergency Medical Technician
          Certification.

     E. Must develop working knowledge of fire-fighting and fire-fighting equipment.

3. In consideration for those employees whose duties are such that burns are sustained and clothing is burned and damaged by heat the Company agrees to furnish protective helmets, heat shields and goggles, consistent with its ability to obtain such equipment. The Company expects to issue such equipment to employees and maintain such equipment but will continue to deduct from an employee's pay when he is separated from the employ of the Company, the value of any such equipment not turned back to the Company.

     It is further agreed that a commonly accepted type of welder's jacket will be bought by the Company and furnished to all welders who spend a major portion of their time welding and more particularly overhead welding work. The employees are obligated to the extent of giving a reasonable amount of care to these jackets while in their possession.

4. Each major department will have a Safety Committee which will meet at least once a month. Each committee will consist of at least one supervisor and no more than three (3) hourly employees. The Safety Director and the Union Plant Chairman will serve on all the department safety committees and will rotate as Plant Safety Committee Chairman on a monthly basis. It will be their responsibility to correlate the safety activities in compliance with general company policy.

     These departmental safety committees are to review regularly both existing plant safety rules and safety rules of their own departments. They are to evaluate the rules and the performance of the departmental working force on carrying out the rules. This may result in specific recommendations that some rules be deleted and/or modified and specific steps be taken to insure compliance with all safety rules and regulations. A second important task is for each department safety committee to make a careful and intensive study of all working procedures in its own department and recommend changes that are deemed necessary. They are to consider ways and means of insuring that everyone cooperates fully to carry on the work in keeping with the adopted rules and procedures.

     The safety committees do not have final authority on any matter and, therefore, their activities are advisory in nature. Recommendations that receive a majority vote of a safety committee will be considered sufficiently important to warrant the attention of the Plant management. Questions which cannot be settled by the local plant management will be scheduled for an explanation to the Union International Representative in a meeting with the shop committee.

5. Any employee who suffers a compensable injury at work shall be given, upon his request, a copy of the pertinent accident report and the resultant first report of injury sent to worker's compensation.

6. An employee shall have the right to request and get a review from the foreman's immediate superior when and if he is ordered to perform or continue to perform an assignment which involves danger over and above which is normal for that particular work under the then prevailing conditions. The employee in making the request may do so with or without his steward or other Union official.

7. Employees off from work for four (4) days or more because of illness or injury with no time limits who have advised the Company that he has written doctor's release to return to work may also be required to obtain a release from the Company doctor. The doctor's release must be brought to the Personnel Department after the employee's last medical appointment prior to returning to work. The Company is obligated to allow the employee to return to work no later than his first regularly scheduled shift after the expiration of forty-eight (48) hours, exclusive of holidays, from the time the release from his physician is received by the Company. This in no way modifies the Company's rights to require proof of absence from employees with poor attendance records.

8. The wearing of safety shoes is a condition of employment and the Company will pay $95.00 a year effective July 1, 1993 toward the purchase of these shoes.

     Employees working less than six (6) months shall not be entitled to any rebate on the purchase of safety shoes. After the employee has completed six (6) months of service, the Company will refund to him up to the above listed amount toward the purchase of safety shoes.

9. The Company will furnish appropriate gloves for the performance of assignments.

10. The Company shall provide prescription ground safety glasses to employees requiring them, if they have completed six (6) months of continuous service with the Company.

     These glasses will conform to Federal Specifications and be made as a result of an examination by an Optometrist or Ophthalmologist approved by the Company. The employee will choose a preferred frame from an approved selection.

     The Company is not to pay for eye examinations or glasses when such examinations show that prescription ground safety glasses are not needed in performing the employee's job at the plant. It is understood that the examination and prescription will be for safety glasses only and not more than one (1) pair of glasses per Contract year for any one employee be given.

     The limit on glasses will not be the controlling factor when they become broken or their effectiveness impaired during the course of the employee's work on the job. The Company will not be responsible for replacing or repairing safety glasses or frames for safety glasses unless they were damaged or lost during the course of the employee's work on Company premises and unless there is reasonable proof that the employee was exercising a reasonable amount of care and diligence in protecting the equipment.

     The Company will provide five (5) pairs of flame retardant clothing to furnace and maintenance employees upon their entry into the department. In addition, the Company will replace flame retardant clothing for the employees in the Furnace and Maintenance Departments as needed when the clothing is burnt or destroyed by their normal process. Employees requesting replacement clothing must turn in their damaged clothing.

                                   ARTICLE XV
                              Compensable Injuries

1. In case an employee sustains a compensable injury and it is necessary to secure for him or send him to a doctor, the following shall apply:

     A. If the doctor sends him back to work that day with a statement to the effect that his injury was bona fide and required medical attention, he shall be credited with the time required for the visit to the doctor, otherwise, he shall be given an opportunity to make up time lost through his visit to the doctor.

     B. If the doctor sends him home, he shall be paid for the full number of hours in his shift on the day on which the injury occurred at his rate on that day.

2. In case an employee, in the course of his work, suffers a compensable injury under the Kentucky Workers Compensation Board; after the four (4) day waiting period has elapsed, the Company will pay to such employee an amount of money as determined by multiplying the number of hours of employment lost during the four (4) day waiting period by the employee's straight-time rate per hour, provided, however, that if such disability shall continue for more than three (3) weeks and the employee is compensated by such Board for such four (4) day waiting period, then the amount to be paid by the Company shall be reduced by the difference between the amount received by the employee and the amount the Company would have paid as provided above. If time lost as result of such compensable injury extends beyond the four (4) day waiting period, then the Company; in addition to the above payment, will make up the difference between what the employee would have earned at his straight time rate per hour and the amounts of money received by the employee from the Kentucky Worker's Compensation Board as payment for time lost as a result of a compensable injury. The Company will only make up such difference up to a period of twenty-six (26) weeks beyond the initial four (4) day waiting period. The basic intent of this paragraph is to provide that the employees sustaining a compensable injury shall not suffer any diminution in his normal straight time hourly earnings for an aggregate period of twenty-six (26) weeks as a result of such injury.

     After the initial twenty-six (26) weeks payment will be made on the following basis:

     The next twenty (20) weeks (27-46) the Company will make up the difference between the compensation payment and 80% of the employee's base weekly earnings.


                                  ARTICLE XVI
                                  Control Lab

1.   There shall be two (2) jobs in the Control Lab -- Analyst and Sr. Analyst.

2. The Analyst position will perform a variety of tests to assure product quality. The Analyst shall also perform related job responsibilities.

3. The Sr. Analyst will be responsible for covering scheduled day shift vacancies unless covering vacancies due to employee absence, vacation or other items where there is a need for additional manpower.

4.   The normal shift for the Sr. Analyst is days.

5.   The Sr. Analyst draws the equivalent of Leader pay.

6. To qualify as a Sr. Analyst, an employee must be a qualified analyst. If no Analyst bids for Sr. Analyst, the most junior analyst must fill the position.

                                  ARTICLE XVII
                                    Overtime

The company will, insofar as is practical, distribute any necessary overtime work within a department as equally as is possible among the employees in that department. The Union recognizes that the Company can only carry out this principle if all employees cooperate by working overtime when requested. It is agreed further that the Company will maintain, post and keep current a list of all employees in each department for the purpose of determining who is next entitled to overtime. Any employee who voluntarily passes up his turn to work overtime which was offered by the Company will have such refusal marked against him on the overtime sheet; and it will be counted for distribution purposes as overtime worked.

The Company will make a reasonable effort to call in employees who are not scheduled to work when the overtime occurs if they are next due for overtime and the Company becomes aware of the need at least two (2) hours before the overtime work is to be done. It is understood that if the Company is aware that a shift will be short of its normal crew at least two (2) hours in advance of its beginning and overtime develops on such shift the Company will call in the employees who are next due for overtime. In the event the Company is not aware of the need for overtime at least two (2) hours in advance, they will have the option to calling people in for overtime work right up to the time that the work begins or to hold employees over. If the Company decides to call in employees, the call must be made in the order indicated by the department overtime sheets.

Reasonable effort, as used in this section, will be a single telephone call using the last telephone number that the employee has registered on the overtime sheet in his department. In the event such call produces a busy signal or no answer then the persons next entitled to overtime will be called until the opening is filled or the list is exhausted. If the list is exhausted and when making the first calls a person's telephone was found busy, another single call will be made to such person or persons.

It is agreed that when an employee is next entitled to overtime under the provisions of this section and through error is not allowed to work, he will be given the next opportunity to work overtime. In the event he is passed over the second time and he has prior to this called the first error to his foreman's attention, he shall be paid the amount of money he would have earned had he been allowed to work.

An employee working with limitations on hours (either hours per day or days per week) shall be charged with an overtime refusal for each occasion he/she would have been asked to work if not for the work limitation.

The following procedure on distribution of overtime are recognized as being acceptable in all departments:

1. All overtime, either worked or refused, will be recorded on the overtime sheet.

2. Any new permanent employee coming into a department will be assigned hours of overtime equal to the highest overtime, worked or refused, of the then present permanent employees.

3. Any employee paid at the time and one half (1-1/2) rate for hours worked as a result of going from his old assignment on Saturday to his new assignment on Sunday, will not have such hours charged to the overtime board.

4. All permanent employees names in each department will be listed on the departmental overtime sheet by departmental seniority. All employees who desire to be called for overtime shall list a telephone number on the sheet. Any employee who does not have a phone number listed on the sheet will be charged as if worked whenever his name is reached as phone calls are being made for overtime.

     If an employee is offered at least five overtime opportunities offered by phone call at home and fails to work a minimum of one such occasion during a period of thirty days, that employee shall have his/her phone number removed from the overtime list for a period of six months and thereafter until they request their phone number be placed back on the overtime list. Such employees will still be eligible for overtime while they are working in the plant.

     If the overtime list of employees on the shift preceding the shift on which the overtime occurs has been exhausted and no one is willing to work, the qualified employee on the preceding shift with the lowest number of hours on the overtime sheet will be drafted. However, the Company will continue to call other employees on the list until the entire departmental overtime sheet is exhausted.

     With respect to drafting employees only, each department will maintain a separate sheet for use when drafting becomes necessary. Drafting will continue to be based on the number of overtime hours. When an employee is drafted, their name and the date will be placed on the draft sheet. On the next occurrence when drafting is needed, the person with the next lowest hours will be drafted instead of the first person. This procedure will continue until all employees on the shift involved have been drafted, at which time the procedure will start over again. Qualifications will need to be considered, as always, and all procedures for offering overtime to employees prior to drafting remains unchanged. The object of this change is so that drafting will be on a rotating basis. The union membership voted on accepting the above procedure in a joint effort between the Union and the Company to distribute overtime drafting in such a way that a few individual does not bear all the burden.

     It is further agreed that when the Company is faced with drafting employees for overtime in any department and there are Yard employees on the shift assigned to that department on a temporary basis, the Yard employees may be offered the opportunity to work overtime, in accordance with their individual plant seniority, during the period that the entire overtime sheet is being exhausted and for the remainder of the overtime period provided the entire departmental overtime sheet has been exhausted.

5. New permanent maintenance employees will not be allowed to work overtime until they complete their probationary period unless the overtime list has been exhausted.

6. A Yard employee who has previously registered a request for overtime in the yard will be considered for Yard overtime if he is available at the time the Yard overtime occurs.

7. When a Yard employee on temporary assignment to another department accepts overtime in the Yard Department, he will not give up his regularly scheduled hours for that week.

8. Handicapped employees who are unable to perform the work on which overtime occurs due to physical reasons will not be charged with refusing the overtime. Employees with long term medical restrictions regarding overtime will be required to update verification of such restrictions at least every six months.

9. When an employee works a double shift either voluntarily or drafted the employee will be given a fifteen (15) minute break sometime near the end of the first shift or the beginning of the second shift.

10. OVERTIME RENEWAL: The Company agrees to renew the overtime list of all departments on August 1 of each year.

                                 ARTICLE XVIII
                             SCHEDULE A/WAGE RATES

                                     7/1/96  7/1/97  7/1/98  7/1/99  7/1/00
Yard Department

Start..............................  $13.84  $14.34  $14.89  $15.49  $16.09
End of 30 Days.....................   15.85   16.35   16.90   17.50  $18.10

Truck Driver.......................   16.31   16.81   17.36   17.96   18.56
Sweeper Operator...................   16.31   16.81   17.36   17.96   18.56
Paste Handler......................   16.31   16.81   17.36   17.96   18.56
Bobcat Operator....................   16.31   16.81   17.36   17.96   18.56

Tester Department/Control Lab

Analyst Start......................   16.25   16.75   17.30   17.90   18.50
End of 30 days.....................   16.59   17.09   17.64   18.24   18.84
Sr. Analyst........................   16.59   17.09   17.64   18.24   18.84

Crush, Packing & Raw Materials

Start..............................   16.15   16.65   17.20   17.80   18.40
End of 30 Days.....................   16.23   16.73   17.28   17.88   18.48
End of 60 Days.....................   16.31   16.81   17.36   17.96   18.56
Chill Crane Operator...............   16.59   17.09   17.64   18.24   18.84

Furnace Department

Start..............................   16.35   16.85   17.40   18.00   18.60
End of 30 Days.....................   16.43   16.93   17.48   18.08   18.68
End of 60 Days.....................   16.51   17.01   17.56   18.16   18.76
Electrode Paste....................   16.51   17.01   17.56   18.16   18.76

Chief Utility......................   17.09   17.59   18.14   18.74   19.34
Tapper.............................   16.62   17.12   17.67   18.27   18.87
Hot Chill Crane Operator...........   16.74   17.24   17.79   18.39   18.99
Control Room Operator..............   17.03   17.53   18.08   18.68   19.28

Acetylene

Start..............................   16.15   16.65   17.20   17.80   18.40
End of 30 Days.....................   16.23   16.73   17.28   17.88   18.48
End of 60 Days.....................   16.31   16.81   17.36   17.96   18.56

Lime Department

Start..............................   16.15   16.65   17.20   17.80   18.40
End of 30 Days.....................   16.23   16.73   17.28   17.88   18.48
End of 60 Days.....................   16.31   16.81   17.36   17.96   18.56

Mechanical Maintenance

First Class
From...............................   17.59   18.29   18.94   19.54   20.14

                                      7/1/96  7/1/97  7/1/98  7/1/99  7/1/00

To.................................   17.94   18.64   19.29   19.89   20.49

*Welder adjustment will be .15/hr

Second Class

Start..............................   16.59   17.29   17.94   18.54   19.14
End of 30 Days.....................   16.65   17.35   18.00   18.60   19.20
End of 60 Days.....................   16.73   17.43   18.08   18.68   19.28
End of 90 Days.....................   16.79   17.49   18.14   18.74   19.34

Helpers

Start..............................   16.33   17.03   17.68   18.28   18.88
End of 30 Days.....................   16.39   17.09   17.74   18.34   18.94
End of 60 Days.....................   16.44   17.14   17.79   18.39   18.99

Maintenance Painters

Beginner...........................   16.79   17.49   18.14   18.74   19.34
Class B............................   17.03   17.73   18.38   18.98   19.58

Class A............................   17.29   17.99   18.64   19.24   19.84
Top................................   17.94   18.64   19.29   19.89   20.49

Safety & First Aid.................   17.09   17.59   18.14   18.74   19.34

Any employee hired after July 1, 1984, will be paid $3.00 less than the current appropriate wage rate in Schedule A for his/her first year of employment. Upon his/her first employment anniversary, he/she will receive a $1.00 wage increase and will earn $2.00 less than the current appropriate wage rate in Schedule A for his/her second year of employment. Upon his/her second employment anniversary, he/she will receive a $1.00 wage increase and will earn $1.00 less than the current appropriate wage in Schedule A for his/her third year of employment. Upon his/her third employment anniversary he/she will receive the current appropriate wage rate as listed in Schedule A.

                                  ARTICLE XIX
                                    General

1. The Company will furnish bulletin boards for the posting of notices of Union meetings and other Union announcements. All such notices pertaining to or making reference to the Company shall be subject to approval by the Company before posting.

2. No employee shall engage in any Union activities on the property of the Company during working hours or in any manner which shall interfere with production, except as provided in Article on Grievance Procedure.

3.   It is understood and agreed that the Company, subject to the provisions of
     Article XII, has the right to discipline or discharge any employee for any just cause, failure or refusal to comply with any of the provisions of this Agreement, and violations of any reasonable published or posted rules.

4. As long as present operating conditions exist in the Generators, Coke Drying, Pack and Carbide Crusher and the Lime Department, the Company will continue a leader in each.

5. All notices required to be given hereunder shall be made in writing, sent certified mail and addressed as follows:

     If to the Company:   The Carbide/Graphite Group, Inc.
                          P.O. Box 3727
                          Louisville, K 40201-3727

     If to the Union:     International Brotherhood of Firemen & Oilers
                          Local 320
                          6801 Dixie Highway, Suite  122
                          Louisville, KY 40258

     The above addresses are subject to change. Notification of such change will be given to the other party prior to the change.

     If the Company decides to close the plant or a department within the plant, they will give as much notice as possible to the Union.

                                   ARTICLE XX
                             Maintenance Department

The Maintenance Department will continue to do the same work in all of the departments except the Acetylene Department that they have in the past. All mechanical maintenance employees will be included in weekend rotation.

In the Acetylene Department, Maintenance will continue to do the work they have done in the past, and will do all cutting and threading of pipe to be used in the Acetylene Department. The Acetylene Plant foremen will not start their people on a job that will require more than two (2) man-hours to complete, excepting production maintenance, included among which are jobs such as: the cleaning of generators and allied equipment, pipes, and the changing of orifices. The Acetylene Plant Foremen will not start their people on a piping job that will require more than one and one-half (1-1/2) man-hours to complete, excluding cutting and threading of pipe.

1. The Company will get new employees for the Maintenance Department by one of the following methods:

     A. If the need is temporary and can be met by taking on unskilled employees they will be taken from the Yard Department in accordance with paragraph 6-G of Article XI.

     B. If the need is permanent and can be met by taking on Helpers, the Company will first recall any Helpers who may be on layoff from the department. In the event there are no Helpers on layoff, the Company will advertise and accept bids for the needed numbers of Helpers. In addition it will be considered proper for the Company to ascertain whether or not these employees are able to do climbing required to do plant maintenance and painting work.

          There will be a probationary requirement of a maximum of sixty (60) calendar days when entering Maintenance for transferred employees. If such transferred employee is disqualified from the Maintenance Department, he shall be allowed to return to his department and exercise his seniority. The employee bumped as a result of the return of an employee to the department may also exercise his seniority.

     C. If the need is such that in the opinion of the Company it can only be met by taking on skilled employees, the Company will first call back laid off employees who possess the required skills. In event there are no such people on layoff, and in the opinion of management, the nature of the work involved will permit the utilization of other than first-class maintenance skills, the Company will post and accept bids from employees within the plant who possess qualifications which, in the opinion of Management, meet a second-class maintenance standard. Those employees who bid and are selected as a result of their qualifications, will be given a written test and in some situations, a welding test. The most senior employee or employees who pass the test will be awarded the job.

2. Shifts shall be given to employees holding permanent assignments according to their preference and department seniority. For the purpose of moving to a preferred shift, department seniority shall be the deciding factor. In making such moves, a maximum of three (3) moves shall be permitted to fill one (1) vacancy.

3. The starting rate for Mechanical Maintenance employees shall be in accordance with their apparent ability.

4. The Maintenance Painters will be paid according to the rate given in Schedule "A"/Wage Rates.

     The Maintenance Painters will progress through the listed rates in the following manner.

     Beginning Painters   Top Second Class Maintenance

     Class B After working on a painting assignment for a period of six (6) months.

     Class A              Twelve (12) Months

     Top                  Eighteen (18) Months

      Any skilled painters who may be hired and brought into the Mechanical Maintenance Department direct from the outside or who may bid into the department from other departments shall be started at a rate in accordance with their apparent ability.

      The Maintenance Painting Crew will be expanded in the same manner as the Maintenance Department as provided in Article XVI, Paragraph 1. When the need is temporary, workers from the Yard can be transferred to the Maintenance Painting Crew provided there are no Maintenance Department employees who desire this work.

5. When and if it should become necessary to reduce the size of the Maintenance Painting Crew, it will be accomplished in the following manner and in the order given:

     A. Any employee who may be working on a temporary assignment shall be taken off first.

     B. The employees, other than workers currently in the crew working on permanent assignments, shall be taken off in accordance with their Maintenance Department Seniority.

     Reductions that affect workers currently in the Painting Crew will be made in accordance with their departmental seniority.

     The rates of any maintenance employees who may be cut back in Steps 1 and 2 above would be based on their regular classification in the Maintenance Department.

     The Company shall consider the normal complement of the Maintenance Painting Crew to be two (2).

     Once the Painting Crew has been reduced below the normal complement of two
     (2), the Company shall offer any of the painters on cut back the opportunity to return to the Maintenance Painting Crew when the Company needs to add workers again. Such offers will be made on the basis of departmental seniority.

     The Company will make a special effort to keep any employees who were regular members of the Maintenance Painting Crew in June, 1981, who become involved in a cut-back, assigned for the maximum amount of time, to work that is deemed most appropriate to enable the employee to pass the merit tests for advancement. Merit tests will be given to these particular cut-back painters no later than three (3) months after they are cut back from painting. Any such cut-back painter who fails this first test shall be given another test at the end of a second three (3) months period. Once any of these painters gets a permanent maintenance classification as high as bottom first class, he shall be considered eligible to receive the painting rate through any length of cut back from the Painting Crew.

     No cut-back in the Maintenance Painting Crew that involves one (1) of the four (4) June, 1981, painters shall be considered permanent until it has lasted for a continuous period of one (1) year.

     Should any regular member of the Painting Crew of June, 1981, be permanently cut back and then be recalled to painting before the expiration of a year from the date of cut back, the cut back will be considered "temporary" and the employee shall be protected against any loss of pay he may have had because he worked at a rate lower than his painting rate.

6. The Company will give tests which are designated to show the qualifications of maintenance employees who feel entitled to promotion. Exceptions are noted in paragraph (a) below. The tests will consist of oral and written questions and also work demonstrations. A passing grade will be 70%. Any employee who has taken a promotion test may take another after a period of six (6) months. He shall have the right to make a second attempt on a test leading to a particular promotion after a period of three (3) months, if he came within 15% of making a passing mark on the first attempt.

     A. Any employees who came into the Painters groups after July 1, 1981, will not be permitted to take any promotion tests as set forth in this section of the Contract until they have moved out of these special jobs and served at least six (6) months in their permanent classifications. The employees presently (November 1, 1968) assigned to oiling may take their promotion tests on schedule every three (3) or six (6) months.

7. The Company will continue to be guided by past practice in assigning employees to operate the various pieces of heavy equipment such as bulldozers, cranes, tractors, etc. In the event any change in the assigning of employees to the operating of heavy equipment is contemplated, it should be made by mutual agreement between the Company and the Union. If unable to reach such an agreement, the issue will be taken to arbitration.

     Any maintenance employee trained on the payloader may be used to operate the payloader for any assignment lasting no more than three hours.

8.   There shall be a Leader and Alternate Leader in the Oiling Crew.

9. The Company agrees to provide a $100.00 tool allowance a year to the Maintenance Department effective July 1, 1993. Employees entering the Department between January 1 and June 30 will be given half the present tool allowance for that year. The tool allowance is payable on July 15th.

10.  The (primary*) bid jobs in the Maintenance Department are as follows:

     1.  Casings                    6.  Painter
     1a. Alternate Casings          7.  Furnace
     2.  Chill Car Make-Up*         8.  Pack
     3.  Container Repair*          9.  Baghouse
     4.  Garage*                    10. Pond*
     5.  Oiler*(2)                  11. Machinist
     5a. Alternate Oiler

     Alternate leader bid jobs shall be utilized when the leader is not available for assignment; therefore, the alternate leader and the leader cannot occupy the same days off.

     Bid jobs effective 7-1-93 will include the following positions:

         -  Two baghouse employees (in addition to leader)
         -  One garage job beside leader
         -  One Pack-bid person beside leader
         -  Preventative maintenance jobs (if and when established)

     The following pertains to primary bid jobs:

     1.   When their bid job is operating:

          A.   Primary job incumbents can not be rolled.
          B.   Primary job incumbents can not bid out.

          Additional primary bid jobs can be created during the life of this agreement by mutual consent of the Company and the Union.

     If in any department not all employees are needed (i.e., only one man is needed) the additional employees will be eliminated before the leader(ie: that leaders will be the last to be cut out from each bid job and the last to be rolled).

     If any of these new jobs is not bid upon by any employee, no one will be forced to take such job. Management will assign available employees when such work is required, but rebid on quarterly basis.

     When a bid job is eliminated for an entire shift, management will allow rolling rights on such temporary cutbacks not to exceed one move. (Note: If anyone rolls into the oiler job(there presently are 3) the individual displaced will be the non-primary employee. The employee rolling-in will not be allowed to pick the area).

     The above listing shall not restrict the Company's prerogative to establish, modify or delete bid jobs which are no longer applicable.

                                  ARTICLE XXI
                                Group Insurance

1. The benefits set forth below and described in the Group Benefit Plan Booklet for Firemen and Oilers, Local 320 effective July 1, 1996, shall be in effect for the term of this agreement.

2.   Life Insurance

     Life insurance, effective July 1, 1993, increase Life Insurance amount to $27,000. Effective July 1, 1999, increase Life Insurance amount to $28,000. Effective July 1, 2000, increase Life Insurance amount to $29,000.

     A. Employees who retire on or after July 1, 1972 shall be provided with $2,000 Life Insurance policy provided that they have fifteen (15) years service.

     B. Accidental Death and Dismemberment, effective July 1, 1993, increase Accidental Death and Dismemberment to $13,500. Effective July 1, 1999, increase to $14,000. Effective July 1, 2000, increase to $14,500.

3. Medical Insurance - As of August 1, 1996, medical insurance will be provided under Option 2000 Advantage POS Enhanced Plan - High Option as described in the Anthem Blue Cross and Blue Shield proposal. Specific terms, coverages and procedures are listed in said proposal. The Company reserves the right to change carriers if costs increase too much. In such instance the benefits will be unchanged.

     The monthly employee contributions for medical plan coverage shall be:


     Employee only........................................  10.00
     Employee and one dependent...........................  16.00
     Employee and two or more dependents..................  22.00

4. Dental: Effective July 1, 1993, those employees and eligible dependents shall have Dental Insurance in accordance with the following plan at no additional cost.

     Lifetime Maximum................................  None except orthodontics
     Calendar Year Maximum...........................  1,000
     Calendar Year Deductible*.......................  $25/per person
                                                       $50/per family
                                                       (Aggregate Max.)
     Covered Expenses................................  80% Reasonable &
                                                       Customary (except
                                                       orthodontics)
     Orthodontics....................................  50%-$1,000 lifetime maximum per individual
                                                       (eff. 8/1/93)

    *Deductible will not be applied against any diagnostic or preventive expenses.

5. The weekly Sick and Accident Benefit for active employees who may become disabled and prevented from working as a result of a non-occupational accident or disease shall be as follows for twenty-six (26) weeks:

     Employees actively at work who go out on Accident and Sickness Benefits after July 1, 1996:

     A. Effective July 1, 1996, Accident and Sickness Benefits are $295.00 per week. Effective July 1, 1999, Accident and Sickness Benefits are $300.00 per week. Effective July 1, 2000, Accident and Sickness Benefits are $305.00 per week.

     B. An employee who is off 21 consecutive days as a result of being ill will be paid the weekly sick benefit for the initial seven (7) day waiting period.

     C. The Company will pay insurance premiums for employees on sick leave for a period not to exceed twelve (12) months from the date the sick leave began as long as the employee makes the appropriate monthly contributions.

6. The benefits for laid off employees who have two (2) or more years of plant seniority at the time of layoff are as follows:

     1. Full coverage will be continued through the end of the calendar month following the month in which the layoff occurs.

     2. For an additional period of three calendar months beyond the time set forth in paragraph No. 1 above, coverage for employees and dependents including:

          A.   Life Insurance
          B.   Option 2000 Advantage POS Enhanced Plan - High Option
          C.   Maternity benefits (9 months from date of layoff)

     In the last three (3) calendar months period only the sick and accident benefit is excluded. Employees will have the option of continuing these benefits for an additional period of three calendar months by paying the weekly cost in advance.


                                  ARTICLE XXII
                                   Retirement

The Union recognizes and agrees that it is essential to the efficient operation of the plant that a retirement age be established, and that the Company's established age of sixty-five (65) is reasonable. The parties agree that the new law that will be in effect January 1, 1979 allows an employee to postpone their retirement until age seventy (70). However, both parties agree that normal retirement for all employees will still be reached at age sixty-five
(65).

The present Retirement Income Plan provides that employees who work beyond age sixty-five (65) will not accrue any credited service beyond age sixty-five (65) nor will they receive any benefit from changes in the pension plan made after their sixty-fifth (65th) birthday.

The Union gives recognition to the fact that the Company has a Retirement Income Plan to provide financial assistance to retired employees and the Union agrees to use its good offices in urging employees to participate in this plan.

Effective July 1, 1981, employees in this bargaining unit will be eligible to participate only in the Non-Contributory Retirement Income Plan for Bargaining Unit Employees according to its terms and conditions. Employees who are presently enrolled in the Contributory Retirement Income Plan may continue in that Plan but if they drop out they will automatically go into the Non-Contributory Retirement Income Plan for Bargaining Unit Employees and may not then re-enter the Contributory Plan.

It is further agreed that the minimum pension payable under the Company's Non-Contributory Retirement Income Plan will be computed as follows:

1. Effective July 1, 1996, $27.00 per month per year of service for employees retiring on or after July 1, 1996.

2. Effective July 1, 1997, $28.50 per month per year of service for employees retiring on or after July 1, 1997.

3. Effective July 1, 1998, $30.00 per month per year of service for employees retiring on or after July 1, 1998.

4. Effective July 1, 1999, $31.50 per month per year of service for employees retiring on or after July 1, 1999.

5. Effective July 1, 2000, $33.00 per month per year of service for employees retiring on or after July 1, 2000.

This total pension shall be comprised of payments from the present plan (C/G) and the prior plan (BOC). The C/G plan shall pay the portion of the total payment which is not the responsibility of the BOC.

Effective 7/1/96, there shall be no reduction for early retirement if the employees age and years of service total eighty(80) years or greater.

C/G non-contributory pension plan benefits effective July 1, 1975 for employees retiring on or after such date are as follows:

Eligibility -
     First of month following employment.

Vesting -
     Five (5) years of continuous service.

     Should legislation be passed to require an immediate change in vesting rights, this plan shall be so changed to comply with such law.

Joint Annuity - Three (3) months for election.

Disability Pension -
     Ten (10) years of continuous service.

Maximum Participation -
     Forty-two (42) years credit.

Include -
     Social Security Adjustment Option.

Early Retirement -
Actuarial reduction six (6) percent per year (1/2 percent per month).

     Effective July 1, 1978, active employees on the payroll who have ten (10) years of continuous service will be eligible for early retirement at age 62 with no actuarial reduction in their pension.

Disability -
     Employees who qualify for disability retirement will not be actuarially reduced.

Social Security -
     No offset for any retirement above benefit paid in addition to Social Security.

                                  401(K) PLAN

In addition to the defined benefit plan, the Company will establish a 401(k) Plan for the Bargaining Unit. The Company will pay the recordkeeping, trustee, and IRS filing fees associated with the plan. Plan provisions will include the following:

1. Employee contributions will be permitted up to 15% before tax or IRS limits, whichever is lower.

2. A loan feature will be incorporated into the plan. The employees will pay any fees (loan origination or maintenance, etc) associated with loans.

3.   There shall be no Company match.


                          RETIREES INSURANCE - Part I

Employees who retire after July 1, 1987 (either disability retirement or early retirement) under the terms of the Retirement Income Plan may elect to continue themselves and their eligible dependents in the Option 2000 Advantage POS Enhanced Plan - High Option health plan.

Employees retiring during the life of the Agreement will pay $50/month per covered individual.

Once an employee retires his contribution will not be increased.

                          RETIREES INSURANCE - Part II

For retirees eligible for Medicare, the Company will offer Blue Cross/Blue Shield of Kentucky's Option 2000 - Plan H.

For employees retiring 8/1/93 or later, the contribution will be $20/month per covered individual.

Employees retiring before 8/1/93, the contribution rate will be unchanged.

If you are a retired employee eligible for Medicare and your dependents are not eligible for Medicare, you will be covered under Part 2 of the plan and your dependents will be covered under Part 1.

Similarly, if you are a retired employee not eligible for Medicare, and your spouse is eligible for Medicare, you will be covered under Part 1 of the plan and your spouse will be covered under Part 2.

When an insured individual becomes eligible for Medicare, the coverage for that individual will be changed from Part 1 to Part 2.

WHEN COVERAGE STOPS FOR YOU OR YOUR DEPENDENTS

     -  When the maximum benefits have been paid.
     -  When dependent children reach limiting age.
     -  On the last day of the month for which contributions have been made.

This premium ($20.00), will be fixed for the life of this contract (7/1/96 - 6/30/2001), but will be subject to adjustment for employees who retire after 6/30/2001.

Active employees who work beyond age 65 will continue while actively employed to be covered by the active employees medical insurance program.

If the spouse of an employee actively at work becomes 65 she/he will continue to be covered as a dependent by the active employees medical insurance program, but the benefits will be coordinated with Medicare.

Surviving dependents may continue their coverage after the death of a retiree by paying the appropriate contributions.


                                 ARTICLE XXIII
                          Make-up Pay for Jury Service
                               and Funeral Leave

1. Any employee required to serve on a jury will receive from the Company an amount of money when added to that which he received for such service will equal wages he would have earned had he not been performing such jury service. If any such employee is permanently assigned to the second or third shifts, he shall be reassigned to the day shift, on a week to week basis, for that period he is serving as a juror.

     Employees must promptly notify the Company when they are called for jury service.

     Any time paid for under this provisions is not time worked and will not be counted in computing overtime.

2. An employee shall be protected against loss of pay for such time as may be needed for purpose of attending the funeral of a member of his immediate family up to a maximum of three (3) scheduled working days at his then regular straight time hourly rate during the period beginning with the day of death and ending with the day after the funeral. Immediate family is interpreted to cover husband, wife, father, mother, child, brother, sister, father-in-law, and mother-in-law. The three scheduled working days shall also apply for grandparents and grandchildren of employees only. One day funeral leave for stepchild, stepmother, stepfather, brother-in-law and sister-in-law of employees only. Any time paid for under this provision is not time worked and will not be counted in computing overtime.

                                  ARTICLE XXIV
                                 Severance Pay

The Company will provide a severance pay policy for employees on the payroll provided the following conditions are met:

A.   Severance pay will be paid only for a complete plant shutdown.

B. Employees must be actively employed by the Company, or have been laid off during the ninety (90) day period before the plant is shut down.

C. Receipt of severance pay will completely cancel an employee's seniority and continuous service with the Company.

D. Employee will receive forty (40) hours at their straight time rate for each week of severance pay.

E.   Severance payment to any employee shall not exceed twenty-six (26) weeks.

     The following graduated schedule will apply to all employees:

          One (1) year but less than three (3) years - 1 weeks pay. Three (3) years but less than five 5) years - 2 weeks pay. Five (5) years but less than seven (7) years - 3 weeks pay. Seven (7) years but less than ten (10) years - 4 weeks pay. Ten (10) years but less than twenty (20) years - 4 weeks pay plus one-half (1/2) weeks pay for each year of service between ten (10) and twenty (20). Twenty (20) years or more - 9 weeks pay plus 1 weeks pay for each year of service after twenty
          (20) years.


                                  ARTICLE XXV
                              Management Function

The management of the COMPANY and the direction of the working force, including the right to plan, direct, and control plant operations; to schedule and assign work to employees; to determine the means, methods, processes, and schedules of production, including the contracting out of work with prior notification; to determine the products to be manufactured, the location of its plants, and the continuance of its operating departments; to establish and require employees to observe COMPANY rules and regulations; to hire, promote, transfer, lay off, or relieve employees from duties; and to maintain order and to suspend, demote, discipline, and discharge employees for just cause are the sole rights of the COMPANY. The exercise by the COMPANY of any of the foregoing rights shall not alter any of the specific provisions of this Agreement, nor shall they be used indiscriminately against any member of the UNION. The foregoing enumeration of Management's rights shall not be deemed to exclude other rights or functions of Management not specifically set forth. The COMPANY therefore retains all rights not otherwise specifically covered by this Agreement.


                                  ARTICLE XXVI
                      Termination and Duration Appendices

This Agreement and Appendices express the full and complete understanding of the Parties on the subject of working conditions, hours of work and other conditions of employment, including method of wage payment. Each party agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this agreement. It, therefore, is agreed that this Agreement will become effective as of July 1, 1996, and remain in effect until 11:00 p.m., July 1, 2001,and for annual periods running from June 30 to June 30, thereafter unless sixty (60) days prior to the expiration date either party notifies the other in writing of its desire to terminate on the expiration date.

It is further agreed that the terms and conditions of the Agreement may, by mutual consent, be altered, added to, deleted or modified. Any such change or modification will be covered by an addendum, properly executed by both parties, which then becomes part of the Agreement.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed this June 30, 1996 by their duly authorized Representatives.

THE CARBIDE/GRAPHITE GROUP, INC.
CARBIDE DIVISION, LOUISVILLE, KENTUCKY PLANT

----------------------------------------------------------
Walter Damian, Vice President of Human Resources

----------------------------------------------------------
Ara Hacetoglu, Vice President and Plant Manager


----------------------------------------------------------
Mike Eicher, Manager of Human Resources

----------------------------------------------------------
Rhonda Rinker, Human Resource Administrator

----------------------------------------------------------
Don Willinger, Engineering Manager

LOCAL 320, INTERNATIONAL BROTHERHOOD OF FIREMEN AND OILERS

----------------------------------------------------------
Mike Moses, Business Manager

----------------------------------------------------------
Robert Gunter, Plant Chairperson

----------------------------------------------------------
Ralph Cissell, Vice Chairperson

----------------------------------------------------------
Gary Davenport, Committeeman

----------------------------------------------------------
Jeffery Duke, Committeeman

----------------------------------------------------------
Gerald Gallagher, Committeeman

----------------------------------------------------------
Gerry Madden, Committeeman

----------------------------------------------------------
John Mayhew, Committeeman

----------------------------------------------------------
Doug McDonald, Committeeman

                                    ADDENDUM


August 14, 1978

Mr. Charles R. Adwell, Business Manager
International Brotherhood of Firemen & Oilers
Local 320
Suites 110-112, Dixie Manor Building
Louisville, KY  40258

Dear Mr. Adwell:

     Based on conversation with the Firemen & Oilers Union during our recent negotiations, we offer this letter for clarification and record purposes.

     During the negotiations the Union presented a proposal regarding additional pay for the leaders on the two night shifts in the Maintenance Department. The Company did not agree at the close of negotiations to accept the Union's proposal. In conversations since negotiations closed, apparently the Union was under the impression that the Company had agreed to take some action regarding the proposal. In response to this request, the Company agrees to the following:

     "The Company will pay the leaders on the 3-11 shift and the 11-7 shift in the Maintenance Department the same rate of pay as that of an acting foreman.

     This agreement is contingent on the following conditions:

     1.  This agreement applies to the Maintenance Department only.

     2. The Firemen & Oilers Union signs the Contract ratified by their membership on June 29, 1978.

     3. Time worked by these leaders does not count as acting foreman time and will not be so recorded.

     4.  Agreement is for the term of this current Contract.

     5. This additional rate of pay is to be paid only during the time they are acting as leaders on their shift and does not apply to overtime situations or other times when they may not be working as leaders."



     Please sign below to indicate Union agreement to the above stipulations.


                                         Sincerely yours,

                                         Gordon A. Worster
GWS/dc                                   Industrial Relations Coordinator



Charles R. Adwell


Vaughn Bennett       Norman Kaiser

P.S. Condition in above letter renewed thru June 30, 2001.

July 1, 1984

Mr. Charles R. Adwell, Business Manager
International Brotherhood of Firemen & Oilers
Local 320
Suite 122, Dixie Manor Building
Louisville, Kentucky 40258

Dear Mr. Adwell:

     A lengthy discussion was held on the subject of drafting. Both parties acknowledge that drafting should be a last resort to be used when sufficient volunteers for overtime are not available to do essential work. Essential work would be defined as covering 1) absenteeism, 2) work to cover unanticipated customer production orders, 3) necessary maintenance repair, 4) work necessary to keep production continuing, 5) work to correct unsafe conditions requiring immediate attention, etc. Drafting is not appropriate for non-essential work.

     When employees are drafted, the reasons why the draft is necessary will be explained to them. If an employee feels the work is non-essential or that he is not the appropriate person according to proper drafting procedure to be selected, he may request the presence of an on-shift union steward to discuss the issue with the Supervisor.

     After an employee is drafted, the foreman doing the drafting will continue to exhaust the overtime list to seek volunteers if he has not already done so.

     Once the essential work for which an employee was drafted is completed, a supervisor will offer the employee the opportunity to leave.

     Pack Department employees who are drafted over to the next full shift (8 hours) will be allowed to exercise their seniority for available job openings on that shift in the daily shape-up.

     Both parties recognize that drafting can be greatly reduced by:

     1)  More voluntary overtime being worked.

     2) Seeking volunteers for non-essential overtime over a period of days with the hours to be worked out at the employee's choice (two hour minimum) before the overtime becomes essential.

     The content of this letter will be discussed with all supervisors by the Plant Manager and the Industrial Relations Manager. The Union agrees to discuss this letter with all Union Stewards.

                                         Sincerely,
                                         Sue H. Carney
SHC/gkm                                  Plant Manager

July 1, 1993



Mr. Ronald Ashton, Business Agent
International Brotherhood of Firemen & Oilers
Local 320
6801 Dixie Highway, Suite 122
Louisville, KY 40258

Dear Mr. Ashton:

     The company agrees to continue its practice of training Furnace, Pack, Lime, and Acetylene department employees in order to maximize the number of employees available to handle the work. Senior employees who desire the training will be trained first.

                                         Sincerely yours,
                                         Ara Hacetoglu
                                         Plant Manager

July 1, 1996

Mr. Ronald Ashton, Business Manager
INTERNATIONAL BROTHERHOOD OF FIREMEN & OILERS
Local 320
6801 Dixie Highway, Suite 12
Louisville, KY 40258

Dear Mr. Ashton:

This letter will summarize our negotiating agreement concerning incidental maintenance:

         Operating departments may, on occasion, perform simple minor maintenance (for example, replace boot on screen, adjust packing gland) using basic hand tools (screwdriver, pliers, wrench, etc.) or perform simple, routine lubrication of department equipment.

         Those responsibilities will be limited to thirty (30) minutes in duration.

         This Agreement will become ineffective whenever any maintenance employee is cut out of the department.


Very truly yours,

Ara Hacetoglu
Vice President and Plant Manager

July 1, 1996


Mr. Mike Moses, Business Agent
INTERNATIONAL BROTHERHOOD OF FIREMEN & OILERS
Local 320
6801 Dixie Highway, Suite 122
Louisville, KY 40258

Dear Mr. Moses:

The parties agree the following practices will continue through the term of this agreement.

1. The Company will discontinue its present practice of adjusting seniority dates for absences exceeding (3) months. Seniority dates will continue to be amended for events breaking continuous service (e.g. quits, discharges, expiration of time on lay-off, etc).

2. The Company agrees to offer container work to Maintenance employees before sending Company owned containers out for repair or painting. If the response is insufficient to fully meet the need, then some part of the work may be contracted in addition to our Maintenance employees' work.

     It is understood that containers not actually owned by the Company are sometimes sent out for repair or painting and sometimes done in the plant by our Maintenance people. This practice will remain unchanged.

3. The Company intends to maintain its policy of limiting employees to 16 hours of continuous work. However, should a situation arise where an employee volunteers to work over 16 consecutive hours, those hours over 16 will be paid at the double time rate.

4. If the Company is contracting any janitor work, before someone is put out of the plant because of a physical handicap that renders them unable to perform any bargaining unit job and they could do a janitor job, then a janitor job would be reestablished up to three regular janitor positions. The pay rate would be $3.00 less than the Yard rate. If the handicap is the result of an on-the-job compensable injury, the pay rate would be the Yard rate.

     Should the Company decide to bid any janitor jobs, the pay rate would be $3.00 less than the Yard rate. The current janitor is not affected by this agreement and will continue to be paid the Yard rate.

Sincerely,


Mike Eicher
Manager, Human Resources

July 1, 1996



Mr. Mike Moses, Business Agent
INTERNATIONAL BROTHERHOOD OF FIREMEN & OILERS
Local 320
6801 Dixie Highway, Suite 122
Louisville, KY 40258

Dear Mr. Moses:

The Company and the Union agree to jointly develop a state approved Mechanical Maintenance Apprenticeship Program. The provisions of the program will be developed by a committee consisting of two Company representatives and two Union representatives. Upon completion, the program developed will be submitted to the Kentucky Labor Cabinet for state certification. Upon approval, the program will be implemented on a mutually agreeable schedule.

Sincerely,



Mike Eicher
Manager, Human Resources

                                     INDEX
                                  (by subject)

                                                          PAGE
Agreement...............................................     2
Acting Foremen..........................................    20
Acetylene Department....................................    27
Arbitration.............................................    34
Accident Reports........................................    38
Addresses...............................................    46
Bargaining Unit.........................................     2
Bulletin Boards.........................................    46
Bereavement Leave.......................................    57
Call-in Pay & Exceptions................................     8
Call Back From L/O......................................
Clothing................................................    37
Compensable Injuries....................................    39
Control Lab.............................................    40
Departments.............................................    12
Disability & Seniority..................................    19
Disciplinary Action.....................................    36
Discharge...............................................    35
Discipline..............................................    66
Duration................................................    58
EMT Qualifications......................................    37
Furnace Department......................................    23
Funeral Leave...........................................    57
Grievance Procedure.....................................    34
Grievance Procedure - Compensation......................    35
Glasses.................................................    37
Garnishments............................................    45
Hold Over Pay...........................................     5
Holiday Pay/Eligibility.................................     6
I.B.F. & O Appointment..................................    21
Insurance...............................................    52
Job Vacancies - Permanent...............................    15
Job Vacancies - While Absent............................    16
Job Vacancies - No Bidders..............................    16
Jury Service............................................    57
Leader Pay..............................................     6
Lay-off.................................................    13
Lay-off Notice..........................................    21
Lime Department.........................................    30
Leader Continuation.....................................    46
Maintenance.............................................    47


Maintenance Tests.......................................    49
Maintenance Bid Jobs....................................    50
Non-Discrimination......................................     3
New Jobs................................................     3
No Lay Off to Avoid Overtime............................     5
Overtime Provisions.....................................    40
Overtime Renewal........................................    43
Purpose.................................................     2
PAC.....................................................     4
Pay Day.................................................     6
Preference Sheets.......................................    16
Physical Disability.....................................    18
Promotion to Supervision................................    20
Pack Department.........................................    25
Reporting Pay...........................................     9
Retirement..............................................    54
Retirees Insurance......................................    56
Sunday Premium..........................................     7
Shift Premium & Exceptions..............................     7
Seniority...............................................    12
Shift Preference........................................    19
Seniority Lists.........................................    21
Shop Chairman...........................................    36
Strikes & Lockouts......................................    36
Safety & Health/Committees..............................    36
Safety Shoes (January)..................................    38
Trading Days Off........................................     5
Temporary Transfer......................................     6
Temporary Assignments...................................    16
Time Limits.............................................    34
Tool Allowance..........................................    50
Union Security..........................................     3
Union Activity Restriction..............................    46
Vacations...............................................     9
Vacations - Prorated....................................    10
Work Day/Week...........................................     4
Work Over 16 Hours......................................     4
Wage Rates..............................................    44
Wage Progression........................................    45
Yard Transfers..........................................    17
Yard Department.........................................    23